                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-52075


PROSPECTUS

                                3,000,000 SHARES

                          (LAI WARD HOWELL (TM) LOGO)
                            LAMALIE ASSOCIATES, INC.
                                  COMMON STOCK
                          ---------------------------

     Of the 3,000,000 shares of Common Stock offered hereby, 2,089,540 shares are being offered by Lamalie Associates, Inc. ("LAI" or the "Company") and 910,460 shares are being offered by certain stockholders of the Company named herein (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "LAIX." On June 9, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $19.50 per share. See "Price Range of Common Stock."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" AT PAGE 7.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

=======================================================================================================================
                                                                                                        PROCEEDS TO
                                          PRICE TO           UNDERWRITING          PROCEEDS TO            SELLING
                                           PUBLIC            DISCOUNTS(1)          COMPANY(2)          STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------------
Per Share..........................        $19.50                $1.02               $18.48               $18.48
-----------------------------------------------------------------------------------------------------------------------
Total(3)...........................      $58,500,000          $3,060,000           $38,614,699          $16,825,301
=======================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses, estimated at $402,000, all of which are payable by the Company.
(3) The Company has granted to the several Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $67,275,000, $3,519,000 and $46,930,699, respectively. See "Underwriting."

                          ---------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made on or about June 15, 1998 through the Depository Trust Company or at the offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.
ROBERT W. BAIRD & CO.
   INCORPORATED
                             THE ROBINSON-HUMPHREY
                                    COMPANY
                                                   J.C. BRADFORD & CO.
                  THE DATE OF THIS PROSPECTUS IS JUNE 9, 1998

     Inside front cover page of the prospectus:

     Left hand column contains the following one sentence description of LAI. "LAI Ward Howell is one of the largest and fastest growing executive search firms in the world. Our global search consultancy offers in-depth expertise in key industry sectors and specialized functional areas." The right hand column lists LAI's eight practice groups and functional group. The text is superimposed over a picture, that continues on the inside back cover of a hemisphere of a globe on a light blue background.

     At the bottom of the page, typed on a white background, is the following text:

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and reflects financial and other data of acquired companies only from the dates of acquisition. All references in this Prospectus to fiscal years are to LAI's fiscal years ended on the last day of February each year (e.g., fiscal 1998 refers to LAI's fiscal year ended February 28, 1998). Unless the context otherwise requires, references to the "Company" or "LAI" are to Lamalie Associates, Inc. and its subsidiaries.

                                  THE COMPANY

     LAI is one of the largest and fastest growing executive search firms in the world. LAI provides consulting services aimed specifically at solving its clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. The Company, which conducts business under the name "LAI Ward Howell," principally serves Fortune 500 and large private companies. LAI provides executive search services exclusively on a retained basis, and charges a fee typically equal to one-third of the first year cash compensation for the position being filled. During fiscal 1998, the average first year cash compensation for positions being filled by LAI was approximately $226,000.

Industry

     Revenue in the global executive search industry has grown at a 17% compound annual growth rate from approximately $3.5 billion in 1993 to approximately $6.5 billion in 1997. The industry is expected to continue to grow at a 15% annual rate with global revenue projected to reach $10.0 billion by the year 2000. LAI believes that a number of favorable trends are generating significant growth in the executive search industry, including: (i) a greater demand for managers with broad leadership skills, (ii) the rapid growth in outsourcing non-core activities, (iii) the growth in the number and scope of multinational businesses, (iv) an increase in executive turnover and (v) an increase in executive compensation levels. The executive search industry is highly fragmented, consisting of more than 4,000 firms worldwide. Retained search firms generally are compensated for an assignment whether or not they are successful in placing a recommended candidate, while contingency search firms are not compensated for an assignment unless they place a recommended candidate.

Business

     LAI's objective is to be a global leader in providing comprehensive consulting services aimed specifically at solving its clients' senior leadership needs. To achieve this objective, LAI has developed a knowledge-based search practice organized around eight industry groups and one functional group. The industry groups execute searches for clients in the following business sectors: automotive; communications, entertainment and technology; consumer products and services; energy and natural resources; financial services; health care and pharmaceuticals; industrial; and insurance and risk management. The functional group executes searches for specific functional positions, including board of directors, human resources and legal. These practice groups enable LAI's consultants to better understand each client's business strategy and industry and position LAI as a consulting partner to its clients. LAI's clients are among the most prominent companies in their industries and include General Motors, Lucent Technologies, PepsiCo, Enron, Lehman Brothers, Bristol-Myers Squibb, AlliedSignal and Prudential. LAI emphasizes long-term relationships with clients, rather than one-time projects or assignments, and has represented the foregoing clients for an average of 14 years. More than 65% of the Company's fiscal 1998 fee revenue was attributable to companies for which LAI conducted one or more searches during the prior two fiscal years.

     LAI's knowledge-based practice consists of 114 consultants supported by 116 associates, researchers and information technology ("IT") professionals as of April 30, 1998. In order to readily identify the universe of qualified executive candidates, search consultants must understand a client's business practices, strategies, culture, industry and competitors. LAI's associates, researchers and IT professionals support the Company's consultants by, among other things, gathering and analyzing information obtained from numerous electronic databases, trade journals and directories, the Internet and other sources. LAI's research staff is organized by practice group, with most researchers specializing in one or two specific industries. LAI also maintains a proprietary database containing professional information on more than 100,000 executive candidates. Consultants can query this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. LAI's wide area computer network provides remote document sharing and data search capabilities, groupware features and real-time updates on ongoing search engagements. LAI's support functions are coordinated from its Tampa, Florida office. LAI believes that its industry specialization and technological capabilities enable it to consistently provide superior research and, ultimately, deliver higher quality search results to its clients.

     LAI has been successful in attracting and retaining some of the most productive executive search consultants in the industry, as measured by fee revenue per consultant. The Company attributes its success to its premium reputation, performance-based compensation system, entrepreneurial culture and commitment to providing strong research, technology and administrative support. The Company has increased its staff from 36 consultants located in seven domestic offices at the end of fiscal 1993 to 114 consultants located in 17 domestic offices and one international office as of May 1998. The Company has experienced an average annual turnover rate among its consultants of less than 8% over the last five fiscal years. Most of LAI's consultants held senior level positions with leading companies in LAI's targeted industry sectors and many had experience in the executive search business prior to joining LAI. The Company's Practice Leaders and Managing Partners have an average of more than 14 years experience in the executive search business. In addition, LAI believes its status as a public company provides a further competitive advantage in attracting and retaining highly qualified consultants. Common Stock and stock options are broadly held among LAI's consultants, and the Company believes that this equity ownership fosters a team-oriented working environment and aligns the interests of its consultants with the Company's investors.

Strategy

     LAI believes that several competitive factors distinguish it from other executive search firms. These factors include (i) a focus on knowledge-based practice groups, which enables LAI's consultants to provide more specialized services and position LAI as a partner to its clients, (ii) a consultative approach that emphasizes a thorough understanding of each client's organizational structure, history, culture, strategic objectives and leadership needs, (iii) a commitment to improving consultant productivity through the use of industry focused research and innovative technology, (iv) an ability to attract, motivate and retain some of the most productive search consultants in the industry, (v) an entrepreneurial environment based on broad equity ownership by consultants, a performance-based compensation system and stock incentive plans and (vi) an ability to aggressively pursue acquisitions on a global scale using its publicly traded stock, stock options and a well capitalized balance sheet.

     LAI believes that global search fulfillment capabilities are critical to attracting and retaining multinational clients. To better leverage its knowledge-based expertise and technological capabilities, capitalize on its existing relationships with multinational clients and ensure the quality and consistency of its services, LAI recently initiated an international strategy of directly owning offices in major business and financial centers around the world. In May 1998, LAI opened an office in London, England and is currently targeting other major markets in which to establish offices. In international markets where LAI does not own an office, it will continue to provide clients with search fulfillment capabilities by using existing and developing new referral relationships with executive search firms located in those markets. Through these referral relationships, LAI executes domestic search assignments on behalf of non-U.S. executive search firms and refers to such firms international search assignments for LAI's domestic clients.

Recent Acquisitions

     LAI recently completed two acquisitions which have significantly expanded the Company's practice group coverage, provided broader geographic reach and enhanced the Company's competitive position. On February 27, 1998, LAI completed the acquisition of Ward Howell International, Inc. ("WHI"), which was the ninth largest executive search firm in the United States with fee revenue of $26.5 million for the year ended December 31, 1997. On January 2, 1998, LAI completed the acquisition of Chartwell Partners International, Inc. ("CPI"), a prominent executive search firm based in California specializing primarily in the financial services industry. CPI had fee revenue of $3.4 million for the year ended December 31, 1997. The acquisitions of WHI and CPI strengthened LAI's existing practice groups, particularly in the areas of financial services, health care and technology, and added new practice groups in the areas of automotive, insurance, and media and entertainment. These acquisitions also have expanded the Company's domestic office network, adding six new offices and providing an active presence on the West Coast with offices in Los Angeles, San Francisco and Phoenix.

     LAI is a Florida corporation. Its headquarters are located at 200 Park Avenue, Suite 3100, New York, NY 10166-0136, and its telephone number is (212) 953-7900. The Company's World Wide Web address is www.laix.com.

                                  THE OFFERING

Common Stock offered by the Company.....     2,089,540 shares

Common Stock offered by the Selling
Stockholders............................     910,460 shares

Common Stock to be outstanding after the
Offering................................     7,761,956 shares(1)

Use of Proceeds.........................     For general corporate purposes,
                                             including additional acquisitions
                                             and opening new offices in major
                                             business and financial centers
                                             around the world; computer software
                                             and hardware purchases, upgrades
                                             and enhancements; and working
                                             capital. See "Use of Proceeds."

Nasdaq National Market symbol...........     LAIX
---------------

(1) Does not include 1,192,115 shares of Common Stock issuable on the exercise of stock options outstanding as of May 29, 1998. See "Management -- Director Compensation" and "Management -- Incentive and Benefit Plans."

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                                YEAR ENDED FEBRUARY 28 OR 29,
                                               ---------------------------------------------------------------
                                                                                                        PRO
                                                                                                       FORMA
                                                 1994       1995       1996       1997       1998     1998(1)
                                               --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Fee revenue, net.............................  $ 21,144   $ 28,262   $ 35,088   $ 46,437   $ 61,803   $ 91,730
Compensation and benefits....................    17,725     23,991     30,693     39,928     46,513     69,053
General and administrative expenses..........     2,080      2,333      4,467      6,685      8,680     13,736
                                               --------   --------   --------   --------   --------   --------
Operating income (loss)......................     1,339      1,938        (72)      (176)     6,610      8,941
Net interest income (expense)................        14         (6)       (40)      (376)       197       (649)
                                               --------   --------   --------   --------   --------   --------
Income (loss) before provision for income
  taxes......................................     1,353      1,932       (112)      (552)     6,807      8,292
Provision for income taxes...................        97        671         90         15      2,927      3,807
                                               --------   --------   --------   --------   --------   --------
         Net income (loss)...................  $  1,256   $  1,261   $   (202)  $   (567)  $  3,880   $  4,485
                                               ========   ========   ========   ========   ========   ========
Diluted earnings per share...................                                              $   0.82
                                                                                           ========
Pro forma net income (loss)(2)...............  $    785   $  1,121   $   (202)  $   (567)  $  3,880   $  4,485
                                               ========   ========   ========   ========   ========   ========
Pro forma diluted earnings per share.........                                                         $   0.90
                                                                                                      ========
Diluted weighted average shares
  outstanding................................                                                 4,751      4,961
OTHER DATA:
Number of consultants employed as of fiscal
  year end...................................        38         46         54         62        111
Average fee revenue per consultant employed
  during entire fiscal year..................  $602,000   $689,000   $706,000   $740,000   $989,000
Average cash compensation of positions
  filled(3)..................................  $172,000   $180,000   $196,000   $226,000   $226,000

                                                                       AS OF
                                                                 FEBRUARY 28, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(4)
                                                              -------   --------------
BALANCE SHEET DATA:
Working capital.............................................  $ 9,815      $ 48,028
Total assets................................................   88,916       127,129
Total long-term debt........................................    9,125         9,125
Total stockholders' equity..................................   35,471        73,684

---------------

(1) The unaudited pro forma financial information for the year ended February 28, 1998 (i) reflects the results of operations of LAI as if the acquisitions of WHI and CPI were completed on March 1, 1997, (ii) assumes that the WHI and CPI consultants were paid according to the LAI consultant compensation plan, the effect of which was to decrease compensation and benefits expense and increase operating income by approximately $3.6 million, (iii) reflects an increase in goodwill amortization and a decrease in net interest income as a result of the two acquisitions and (iv) was prepared using the historical audited financial statements of WHI and CPI for the year ended December 31, 1997. See Unaudited Pro Forma Combined Statement of Operations.
(2) For periods prior to November 1, 1994, the Company had elected to be taxed as an S corporation for federal and certain state income tax purposes. The pro forma net income (loss) for each period shown reflects a provision for income taxes as if the Company were a C corporation for income tax purposes during such periods at an assumed effective tax rate of 42%.
(3) Represents the average first year cash compensation of positions for which LAI conducted searches during the fiscal year.
(4) Adjusted to give effect to the sale of 2,089,540 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as the other information in this Prospectus, before investing in shares of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Future events and the Company's actual results could differ materially from the results reflected in these forward-looking statements.

DEPENDENCE ON ATTRACTING AND RETAINING QUALIFIED EXECUTIVE SEARCH CONSULTANTS

     LAI's success depends upon its ability to attract and retain qualified executive search consultants who possess the skills and experience necessary to fulfill its clients' executive search needs. Competition for qualified consultants is intense and many firms in LAI's industry have experienced high consultant turnover rates. There can be no assurance that LAI will continue to be successful in identifying and hiring consultants with substantial experience and established client relationships. LAI believes it has been able to attract and retain highly qualified, productive executive search consultants as a result of its premium reputation and its performance-based consultant compensation, which LAI believes is among the highest in the industry as a percentage of fee revenue generated. Although consultants are paid base salaries, a significant portion of most consultants' compensation consists of incentive compensation that is dependent primarily upon the amount of fee revenue they generate. The majority of LAI's executive search consultants are not subject to any employment, noncompetition or similar agreement. Any reduction in LAI's compensation levels or any decline in the market price of LAI's Common Stock could impair LAI's ability to retain existing or attract additional qualified consultants. Any such occurrence could have a material adverse effect on LAI's business, financial condition and results of operations. See "-- Portability of Client Relationships" and "Business -- Business Strategy."

PORTABILITY OF CLIENT RELATIONSHIPS

     LAI's success depends upon the ability of its executive search consultants to develop and maintain strong, long-term relationships with its clients. Usually, only one or two consultants have primary responsibility for a client relationship. When a consultant leaves one search firm and joins another, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a particular industry. Although client portability historically has not caused significant problems for LAI, the failure to retain its most productive consultants or maintain the quality of service to which its clients are accustomed, and the ability of a departing consultant to move business to his or her new employer, could have a material adverse effect on LAI's business, financial condition and results of operations. See "-- Dependence on Attracting and Retaining Qualified Executive Search Consultants," "Business -- Services" and "Business -- Marketing and Clients."

RISKS OF GROWTH THROUGH ACQUISITIONS

     A key component of LAI's growth strategy is to acquire executive search firms that expand the breadth of its practice groups and strategically extend the Company's geographic presence. Since January 1, 1998, LAI has acquired two executive search firms, thereby adding an aggregate of 37 consultants and a net total of six offices. As a result of the disparate corporate cultures of executive search firms, there can be no assurance that LAI will be able to (i) successfully integrate the acquired firms into its existing operations while maintaining the high quality of LAI's services and its unique corporate culture,
(ii) retain and motivate key consultants previously associated with acquired firms or (iii) realize the expected levels of revenue and productivity of such acquisitions. Growth through acquisitions also could adversely affect LAI's business and financial condition by diverting management's attention from the Company's executive search business; exacerbating LAI's blocking conflicts; decreasing LAI's profitability as a result of incurring liabilities that were not known at the time of acquisition or creating tax and accounting problems. There also can be no assurance that LAI will be successful in identifying suitable acquisition candidates or completing any acquisitions of such firms.

MANAGEMENT OF GROWTH

     The Company currently is experiencing rapid growth that could strain the Company's managerial, financial, administrative and operational resources. To effectively manage its growth, the Company may be required to improve its internal operational processes and controls, expand its technological and financial systems, assimilate divergent corporate cultures of acquired executive search firms, eliminate or consolidate redundant capabilities, and maintain the consistency and high quality of its services. Moreover, the Company may open offices in new locations, which would entail certain startup costs. If the Company is unable to manage its growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Growth Strategy."

COMPETITION

     The executive search industry is extremely competitive and highly fragmented. Some of LAI's competitors possess greater resources and greater name recognition than LAI. There are limited barriers to entry into the executive search industry and new executive search firms continue to enter the market. Many executive search firms have a smaller client base than LAI and therefore may be subject to fewer blocking restraints than LAI. See "-- Blocking Arrangements." In addition, a client will sometimes request a discounted search fee when the client offers the prospect of multiple search engagements or in exchange for designating a search firm as the client's "preferred provider" of search services. Such pricing pressure may constitute an additional competitive factor. The Company competes for search assignments with the human resources and recruiting personnel employed by some of its clients and prospective clients. There can be no assurance that LAI will be able to continue to compete effectively with existing or potential competitors or that significant clients or prospective clients of LAI will not decide to perform search services using in-house personnel. See "Business -- Competition."

BLOCKING ARRANGEMENTS

     Executive search firms frequently agree to refrain, for a specified period of time, from recruiting employees of a client and possibly affiliates of such client, when conducting searches on behalf of other clients (a "blocking" arrangement). Blocking arrangements generally remain in effect for one or two years. However, the duration and scope of the blocking or "off limits" period, including whether it covers all operations or only certain divisions of the client, generally depend on factors such as the length of the client relationship, the number of searches to be performed by the executive search firm and the amount of fee revenue generated or expected to be generated by the executive search firm. Some of LAI's clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential recruitment candidates for other companies in those clients' industries. LAI's inability to recruit employees of such industry leading clients may make it difficult for LAI to obtain search assignments from, or to fulfill search assignments for, other companies while employees of such industry leading clients are off limits. As LAI's client base grows and as LAI acquires additional executive search firms, blocking arrangements increasingly may impede LAI's growth or its ability to attract and serve new clients, which could have a material adverse effect on LAI's business, financial condition and results of operations. See "Business -- Marketing and Clients."

RISKS OF INTERNATIONAL OPERATIONS

     LAI recently opened an office in London, England and is pursuing further international expansion. LAI is subject to certain risks that are inherent in conducting international business, such as exposure to currency fluctuations, difficulties in integrating and standardizing operational procedures and corporate cultures, potentially adverse tax consequences, difficulties in staffing and managing foreign operations and the burden of complying with a wide variety of foreign laws and regulations. There can be no assurance that one or more of such risks will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Growth Strategy."

RELIANCE ON INFORMATION PROCESSING SYSTEMS

     LAI's success depends in large part upon its ability to gather, store, retrieve and process substantial amounts of information. To achieve its operational goals and to remain competitive, LAI believes that it must continue to automate its search execution process and further improve its information processing system, which may require the acquisition of equipment and the acquisition or development, either internally or through independent consultants, of new proprietary software. If LAI does not maintain an information processing system that provides the capabilities necessary for LAI to compete effectively, LAI's business, financial condition and results of operations could be materially adversely affected. Additionally, in the event the Company experiences an interruption or loss of its information processing capabilities, through casualty, operating malfunction or otherwise, the Company's business could be materially adversely affected. See "Use of Proceeds" and "Business -- Research and Technology."

BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS

     The Selling Stockholders, all of whom are consultants, executive officers and/or directors of the Company, will receive substantial proceeds and certain other benefits from the Offering. The Selling Stockholders will receive approximately $16.8 million of the aggregate proceeds of the Offering, net of underwriting discounts. In addition, the Offering will increase the number of shares of Common Stock freely traded in the public market. This increased public float will provide increased liquidity to the Selling Stockholders and to other existing stockholders of the Company with respect to the shares of Common Stock they will continue to own after the Offering. See "-- Shares Eligible for Future Sale" and "Principal and Selling Stockholders."

EXECUTIVE SEARCH LIABILITY RISK

     LAI is exposed to potential claims from clients for such matters as breaching a blocking arrangement or recommending a candidate who later proves to be unsuitable for the position filled. In addition, employment candidates could assert claims against LAI for such matters as failure to maintain the confidentiality of the candidate's employment search or for alleged discrimination or other employment law violations made by a client of LAI. The Company maintains professional liability insurance in such amounts and with such coverage and deductibles as management believes are adequate; however, there can be no assurance that the Company's insurance will cover all such claims or that insurance coverage will continue to be available at economically feasible rates. See "Business -- Insurance."

EFFECT OF ANTI-TAKEOVER PROVISIONS

     LAI's Articles of Incorporation and Bylaws and applicable law contain provisions that could have the effect of inhibiting a non-negotiated merger or unsolicited change of control of LAI. In particular, LAI's Articles of Incorporation provide for a staggered Board of Directors, permit the removal of directors for cause only, and authorize its Board of Directors to issue shares of preferred stock and fix the rights and preferences thereof, without a vote of its stockholders. Although no shares of preferred stock currently are outstanding and the Company has no present plans to issue any shares of preferred stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain of these provisions may delay, deter or prevent a change in control of LAI that stockholders might consider in their best interests. Moreover, the existence of these provisions may depress the market price of the Common Stock. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

     Since the Company's initial public offering was completed in July 1997 (the "Initial Public Offering"), the closing sale price of the Common Stock has fluctuated between $15.875 per share and $23.25 per share. See "Price Range of Common Stock." The market price of the Common Stock may be subject to significant fluctuations in response to various factors, such as quarterly fluctuations in LAI's operating results, changes in securities analysts' estimates of LAI's future earnings, LAI's loss of key consultants or clients, or significant business developments relating to LAI or its competitors. The market price of the Common Stock also may be affected by the Company's ability to meet analysts' expectations and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Common Stock. The trading volume of the Common Stock has been lower than the trading volume of publicly traded shares of many other companies, in part because certain LAI stockholders have agreed not to sell, contract to sell or otherwise dispose of an aggregate of 2,329,924 shares of Common Stock for certain periods of time, without the prior written consent of Robert W. Baird & Co. Incorporated. See
"-- Shares Eligible for Future Sale," "Shares Eligible for Future Sale" and "Underwriting." Because of this reduced trading volume, the market price of Common Stock may be more susceptible to fluctuation. In addition, the stock market has experienced a high level of price and volume volatility, and market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against the Company, it could result in substantial costs to the Company and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition.

ABSENCE OF DIVIDENDS

     LAI does not anticipate paying cash dividends on its Common Stock at any time in the foreseeable future. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, there will be 7,761,956 shares of Common Stock outstanding (8,211,956 if the Underwriters' over-allotment option is exercised in full), substantially all of which will be freely tradable without restriction. In addition, an aggregate of 1,192,115 shares of Common Stock are or will be issuable upon exercise of stock options currently outstanding under LAI's 1997 Omnibus Stock and Incentive Plan and 1998 Omnibus Stock and Incentive Plan (the "Employee Stock Plans") and Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"), which shares, upon issuance, also will be freely tradable without restriction. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair LAI's ability to raise additional capital in the future through the sale of equity securities. Certain existing stockholders of LAI have agreed not to sell, contract to sell or otherwise dispose of an aggregate of 426,000 shares of Common Stock until at least July 2, 1999; an additional 25,707 shares until at least January 2, 2000; an additional 189,677 shares until at least February 27, 2000; and an additional 1,688,540 shares until at least June 10, 2000 (two years after the date of this Prospectus), without the prior written consent of Robert W. Baird & Co. Incorporated. See
"-- Possible Volatility of Stock Price." In addition, the Selling Stockholders and LAI's executive officers and directors have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated. Additionally, the Company has agreed for a period of 90 days after the date of this Prospectus, not to sell, contract to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Robert W. Baird & Co. Incorporated, other than shares of Common Stock issued in the Offering, under its 1997 Employee Stock Purchase Plan, or upon exercise of stock options granted pursuant to the Employee Stock Plans or the Directors' Stock Plan. See "Management -- Incentive and Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The net proceeds to LAI from the sale of the 2,089,540 shares of Common Stock offered hereby, after deducting the underwriting discounts and estimated offering expenses, are estimated to be approximately $38.2 million ($46.5 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale by the Selling Stockholders of shares of Common Stock in the Offering.

     LAI intends to use the net proceeds of the Offering to further implement the Company's expansion strategy, which includes both additional acquisitions and opening new offices in major business and financial centers around the world. The Company also intends to use a portion of the net proceeds of the Offering for computer software and hardware purchases, upgrades and enhancements and for general corporate purposes, including working capital. Pending such uses, LAI intends to invest the net proceeds from the Offering in short-term, investment grade securities, certificates of deposit or direct guaranteed obligations of the United States government.

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth, for the periods indicated, the range of high and low closing sale prices for the Common Stock, as reported on the Nasdaq National Market since trading began on July 2, 1997, the date of the Company's Initial Public Offering, at $12.00 per share, under the symbol LAIX.

                                                               HIGH       LOW
                                                              -------   -------
FISCAL YEAR 1998:
Second Quarter (from July 2, 1997)..........................  $21.250   $15.875
Third Quarter...............................................   22.875    17.750
Fourth Quarter..............................................   21.250    16.375
FISCAL YEAR 1999:
First Quarter...............................................  $23.250   $18.750
Second Quarter (through June 9, 1998).......................   19.750    19.000

     On June 9, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $19.50 per share. As of June 9, 1998, there were approximately 145 holders of record of the Common Stock.

                                DIVIDEND POLICY

     LAI has not paid dividends since the beginning of fiscal 1997 and does not intend to pay any cash dividends for the foreseeable future but instead intends to retain earnings, if any, for the future operation and expansion of LAI's business. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon LAI's results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by the Board of Directors. Moreover, the Company's credit facilities prohibit payment of dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of LAI as of February 28, 1998, and as adjusted to reflect the application of the estimated net proceeds from the issuance and sale by the Company of the 2,089,540 shares of Common Stock offered hereby as described in "Use of Proceeds." The table reflects the Company's recent acquisitions of WHI and CPI and should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                      AS OF
                                                                FEBRUARY 28, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Current maturities of long term debt........................  $ 3,070     $ 3,070
                                                              =======     =======
Long-term debt, less current maturities.....................  $ 6,055     $ 6,055
                                                              -------     -------
Stockholders' equity(1):
  Preferred stock, $0.01 par value, 3,000,000 shares
     authorized; no shares issued and outstanding...........       --          --
  Common stock, $0.01 par value, 35,000,000 shares
     authorized; 5,576,446 shares issued and outstanding;
     7,665,986 shares as adjusted...........................       56          77
  Additional paid-in capital................................   32,873      71,065
  Retained earnings.........................................    2,542       2,542
                                                              -------     -------
          Total stockholders' equity........................   35,471      73,684
                                                              -------     -------
               Total capitalization.........................  $41,526     $79,739
                                                              =======     =======

---------------

(1) Excludes 1,211,615 shares of Common Stock issuable on the exercise of outstanding stock options.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

     The following table sets forth selected financial and other data of LAI for fiscal years ended February 1994 through 1998 and as of the last day of each of those fiscal years. The Statement of Operations Data for, and Balance Sheet Data as of the end of, fiscal 1995 through 1998, are derived from the audited Consolidated Financial Statements of the Company. The Statement of Operations and Other Data for, and Balance Sheet Data as of the end of, fiscal 1994 are derived from the unaudited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the results of operations and financial position of the Company for such periods and as of such dates. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                               YEAR ENDED FEBRUARY 28 OR 29,
                                               --------------------------------------------------------------
                                                                                                        PRO
                                                                                                       FORMA
                                                 1994       1995       1996       1997       1998     1998(1)
                                               --------   --------   --------   --------   --------   -------
STATEMENT OF OPERATIONS DATA:
Fee revenue, net.............................  $ 21,144   $ 28,262   $ 35,088   $ 46,437   $ 61,803   $91,730
Compensation and benefits....................    17,725     23,991     30,693     39,928     46,513    69,053
General and administrative expenses..........     2,080      2,333      4,467      6,685      8,680    13,736
                                               --------   --------   --------   --------   --------   -------
  Operating income (loss)....................     1,339      1,938        (72)      (176)     6,610     8,941
Net interest income (expense)................        14         (6)       (40)      (376)       197      (649)
                                               --------   --------   --------   --------   --------   -------
  Income (loss) before provision for income
    taxes....................................     1,353      1,932       (112)      (552)     6,807     8,292
Provision for income taxes...................        97        671         90         15      2,927     3,807
                                               --------   --------   --------   --------   --------   -------
         Net income (loss)...................  $  1,256   $  1,261   $   (202)  $   (567)  $  3,880   $ 4,485
                                               ========   ========   ========   ========   ========   =======
Diluted earnings per share...................                                              $   0.82
                                                                                           ========
Pro forma net income (loss)(2)...............  $    785   $  1,121   $   (202)  $   (567)  $  3,880   $ 4,485
                                               ========   ========   ========   ========   ========   =======
Pro forma diluted earnings per share.........                                                         $  0.90
                                                                                                      =======
Diluted weighted average shares
  outstanding................................                                                 4,751     4,961
OTHER DATA:
Number of consultants employed as of fiscal
  year end...................................        38         46         54         62        111
Average fee revenue per consultant employed
  during entire fiscal year..................  $602,000   $689,000   $706,000   $740,000   $989,000
Average cash compensation of positions filled
  (3)........................................  $172,000   $180,000   $196,000   $226,000   $226,000

                                                                         AS OF FEBRUARY 28 OR 29,
                                                              ----------------------------------------------
                                                               1994     1995      1996      1997      1998
                                                              ------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital (deficit)...................................  $1,723   $ 1,439   $  (485)  $   617   $ 9,815
Total assets................................................   9,885    12,193    18,300    25,561    88,916
Total long-term debt........................................     264       143        63     2,037     9,125
Total stockholders' equity..................................   2,121     2,325     2,509     2,627    35,471

---------------

(1) The unaudited pro forma financial information for the year ended February 28, 1998 (i) reflects the results of operations of LAI as if the acquisitions of WHI and CPI were completed on March 1, 1997, (ii) assumes that the WHI and CPI consultants were paid according to the LAI consultant compensation plan, the effect of which was to decrease compensation and benefits expense and increase operating income by approximately $3.6 million, (iii) reflects an increase in goodwill amortization and a decrease in net interest income as a result of the two acquisitions and (iv) was prepared using the historical audited financial statements of WHI and CPI for the year ended December 31, 1997. See Unaudited Pro Forma Combined Statement of Operations.
(2) For periods prior to November 1, 1994, the Company had elected to be taxed as an S corporation for federal and certain state income tax purposes. The pro forma net income (loss) for each period shown reflects a provision for income taxes as if the Company were a C corporation for income tax purposes during such periods at an assumed effective tax rate of 42%.
(3) Represents the average first year cash compensation of positions for which LAI conducted searches during the fiscal year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Such statements include those regarding future financial results, successfully implementing and continuing growth strategies and business strategies, attracting, motivating and retaining executive search consultants, maintaining favorable long-term client relationships, future capital requirements and the effects of completing acquisitions. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and the Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include, but are not limited to, those discussed under "Risk Factors." The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements, the Notes thereto and other financial information included herein.

OVERVIEW

     LAI is one of the largest and fastest growing executive search firms in the world. The Company derives substantially all of its revenue from fees for professional services, which are billed exclusively on a retained basis. LAI's fees typically equal one-third of the anticipated first year cash compensation for the positions being filled. If the actual compensation package for a successfully placed candidate varies from the amount anticipated at the time of the engagement, an appropriate adjustment may be made to LAI's search fee. The Company recognizes fee revenue as clients are billed, generally over a 60 to 90 day period following the acceptance of a search assignment. In addition, clients usually are required to reimburse LAI for out-of-pocket expenses incurred in the search process.

     LAI's fee revenue has grown from $21.1 million in fiscal 1994 to $61.8 million in fiscal 1998, representing a compound annual growth rate of approximately 31%. LAI's fee revenue for fiscal 1998, on a pro forma combined basis assuming the acquisitions of WHI and CPI were completed on March 1, 1997, was $91.7 million. This growth has been achieved by (i) increasing the number of consultants at existing offices, (ii) improving fee revenue per consultant and
(iii) opening and acquiring new offices. Since its Initial Public Offering on July 1, 1997, the Company has completed two acquisitions, which added a net total of six offices and 37 consultants. See "-- Acquisitions." The Company also opened new offices in Boston, Massachusetts and Stamford, Connecticut in fiscal 1997, and in Pittsburgh, Pennsylvania in fiscal 1998. Including acquisitions, the Company added a net total of 65 consultants during the three-year period ended February 28, 1998, representing a 141% increase to its consulting staff. Fee revenue per consultant employed for an entire fiscal year was approximately $706,000, $740,000 and $989,000 for fiscal 1996, 1997 and 1998, respectively.
This improvement was due to greater consultant productivity, an increased mix of more senior level executive searches and to an overall rise in executive compensation. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1996, 1997 and 1998 was approximately $196,000, $226,000, and $226,000, respectively.

     The largest component of the Company's operating expenses consists of compensation and benefits paid to its executive search consultants, executive officers and administrative and support personnel. LAI believes it has been able to attract and retain some of the most productive executive search consultants in the industry as a result of its premium reputation, its performance-based consultant compensation system and its status as a public company, which provides consultants with the opportunity to build wealth through direct equity ownership and participation in the Company's stock incentive plans. Compensation and benefits expense represented approximately 75.3% of fee revenue in fiscal 1998. The Company believes the compensation and benefits it pays to its consultants, as a percentage of fee revenue generated, is among the highest in the industry.

     General and administrative expenses consist of occupancy expense associated with the Company's leased premises, costs associated with the Company's investments in information technology and marketing and other general office expenses. LAI benefits from the reduced costs associated with locating a majority of its administrative support operations in Tampa, Florida. In addition, the Company believes that all of its systems are year 2000 compliant.

ACQUISITIONS

     As part of its growth strategy, the Company expects to continue to pursue strategic acquisitions as an efficient way to increase its number of consultants, expand its client base, strengthen and expand its practice group coverage and broaden its geographic reach in both domestic and international markets. Since the Initial Public Offering on July 1, 1997, the Company completed two acquisitions, which were recorded under the purchase method of accounting. The Company amortizes goodwill over 30 years.

     WHI Acquisition. LAI completed the acquisition of WHI on February 27, 1998. WHI was the ninth largest executive search firm in the United States with fee revenue of $26.5 million for the year ended December 31, 1997. WHI's fee revenue grew at a 21.5% compound annual growth rate from $10.0 million in 1992 to $26.5 million in 1997. LAI acquired WHI for approximately $19.5 million. The purchase consideration consisted of (i) approximately $8.8 million in cash, (ii) $7.6 million in subordinated promissory notes payable over three years, accruing interest on the unpaid balance at the rate of 5.0% per annum and (iii) approximately 190,000 shares of Common Stock.

     CPI Acquisition. LAI completed the acquisition of CPI on January 2, 1998. CPI was a prominent executive search firm based in California that specialized primarily in the financial services industry. CPI's fee revenue was $3.4 million for the year ended December 31, 1997. The Company acquired CPI for approximately $3.1 million. The purchase consideration consisted of (i) approximately $1.4 million in cash, (ii) a convertible subordinated promissory note of the Company in the principal amount of $1.25 million payable over three years, accruing interest on the unpaid balance at the rate of 6.75% per annum and convertible into shares of Common Stock at each anniversary date at the prices specified in the asset purchase agreement and (iii) approximately 26,000 shares of Common Stock.

PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma combined statement of operations for the year ended February 28, 1998 reflects the results of operations of LAI assuming the acquisitions of WHI and CPI were completed on March 1, 1997. The historical audited financial statements of WHI and CPI for the year ended December 31, 1997 were used in preparing the unaudited pro forma combined statement of operations. See Unaudited Pro Forma Combined Statement of Operations.

     The unaudited pro forma combined financial information assumes that the WHI and CPI consultants were paid according to LAI's consultant compensation plan, which decreased compensation and benefits expense and increased operating income by approximately $3.6 million. The unaudited pro forma combined statement of operations also reflects an increase in goodwill amortization of approximately $810,000 and a decrease in net interest income of approximately $960,000 as a result of the two acquisitions. The unaudited pro forma combined statement of operations does not reflect (i) expected cost savings which may be achieved through facilities, technology and general and administrative integration or
(ii) expected costs of planned upgrades to WHI's and CPI's management information systems. Such items are not reflected because they are not factually determinable or estimable.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected Statement of Operations Data as a percentage of fee revenue:

                                                                PERCENTAGE OF FEE
                                                                     REVENUE
                                                              ---------------------
                                                                   YEAR ENDED
                                                               FEBRUARY 28 OR 29,
                                                              ---------------------
                                                              1996    1997    1998
                                                              -----   -----   -----
Fee revenue, net............................................  100.0%  100.0%  100.0%
Compensation and benefits...................................   87.5    86.0    75.3
General and administrative expenses.........................   12.7    14.4    14.0
                                                              -----   -----   -----
Operating income (loss).....................................   (0.2)   (0.4)   10.7
Net interest income (expense)...............................   (0.1)   (0.8)    0.3
                                                              -----   -----   -----
Income (loss) before provision for income taxes.............   (0.3)   (1.2)   11.0
Provision for income taxes..................................    0.3      --     4.7
                                                              -----   -----   -----
Net income (loss)...........................................   (0.6)%  (1.2)%   6.3%
                                                              =====   =====   =====

FISCAL 1998 COMPARED WITH FISCAL 1997

     Fee revenue. Fee revenue increased $15.4 million, or 33.1%, to $61.8 million for fiscal 1998 from $46.4 million for fiscal 1997. The increase in fee revenue was primarily a result of an increase in the number of consultants and an increase in the average fee revenue per consultant. At the end of fiscal 1998, the Company employed a total of 111 consultants, which represents a net increase of 49 consultants since the beginning of fiscal 1998 and reflects the 37 consultants added in connection with the acquisitions of WHI on February 27, 1998 and CPI on January 2, 1998. The average fee revenue per consultant employed for the entirety of the periods being compared increased 33.6% to $989,000 in fiscal 1998 from $740,000 in fiscal 1997.

     Compensation and benefits. Compensation and benefits increased $6.6 million, or 16.5%, to $46.5 million for fiscal 1998 from $39.9 million for fiscal 1997. The increase was primarily due to compensation and benefits associated with the growth in the number of consultants and the increase in fee revenue per consultant. As a percentage of fee revenue, compensation and benefits decreased to 75.3% for fiscal 1998 from 86.0% for fiscal 1997 primarily due to a decrease in cash compensation paid to consultants in connection with the Company's adoption of a revised compensation plan for consultants effective March 1, 1997. The decrease in compensation and benefits as a percentage of fee revenue also was due to spreading compensation and benefits for LAI's administrative and support staff, which are primarily fixed, over a greater fee revenue base.

     General and administrative expenses. General and administrative expenses increased $2.0 million, or 29.8%, to $8.7 million for fiscal 1998 from $6.7 million for fiscal 1997. These changes were the result of additional infrastructure costs related to business expansion, including increased occupancy and IT expenses. As a percentage of fee revenue, general and administrative expenses decreased to 14.0% for fiscal 1998 from 14.4% for fiscal 1997.

     Operating income (loss). Operating income was $6.6 million for fiscal 1998, as compared to a loss of $176,000 for fiscal 1997. This change was primarily the result of an increase in fee revenue and decreases in compensation and benefits and general and administrative expenses as a percentage of fee revenue.

     Net interest income (expense). The Company received net interest income of $197,000 for fiscal 1998, as compared to net interest expense incurred of $376,000 for fiscal 1997. This change was a result of the Company repaying all outstanding indebtedness under its credit facilities with proceeds from the issuance of

Common Stock during the Initial Public Offering, as well as investment earnings from the remaining net proceeds.

     Provision for income taxes. The effective tax rate for fiscal 1998 of 43.0% varied from the statutory rate of 34.0% due to state and local income taxes and because certain expenses, including a portion of meals, entertainment and dues expense and premiums on keyperson life insurance policies, are non-deductible for income tax purposes.

FISCAL 1997 COMPARED WITH FISCAL 1996

     Fee revenue. Fee revenue increased $11.3 million, or 32.3%, to $46.4 million for fiscal 1997 from $35.1 million for fiscal 1996. The increase in fee revenue was primarily a result of an increase in the number of consultants and an increase in the average fee revenue per consultant. At the end of fiscal 1997, the Company employed a total of 62 consultants, which represents a net increase of 8 consultants since the beginning of fiscal 1997. The average fee revenue per consultant employed for the entirety of the periods being compared increased 4.8% to $740,000 in fiscal 1997 from $706,000 in fiscal 1996. The average first year cash compensation of positions for which LAI conducted searches increased by 15.3% to $226,000 in fiscal 1997 from $196,000 in fiscal 1996. During fiscal 1997, LAI opened two new offices, which generated approximately $1.7 million of fee revenue.

     Compensation and benefits. Compensation and benefits increased $9.2 million, or 30.1%, to $39.9 million for fiscal 1997 from $30.7 million for fiscal 1996. The increase was primarily due to compensation and benefits associated with the growth in the number of consultants and the increase in fee revenue per consultant. As a percentage of fee revenue, compensation and benefits decreased to 86.0% for fiscal 1997 from 87.5% for fiscal 1996 primarily due to spreading compensation and benefits for LAI's administrative and support staff, which are primarily fixed, over a greater fee revenue base.

     General and administrative expenses. General and administrative expenses increased $2.2 million, or 49.7%, to $6.7 million for fiscal 1997 from $4.5 million for fiscal 1996. As a percentage of fee revenue, general and administrative expenses increased to 14.4% for fiscal 1997 from 12.7% for fiscal 1996. These increases were primarily due to increases in occupancy costs associated with lease renewals at three of LAI's offices and the opening of two new offices in Stamford, Connecticut and Boston, Massachusetts, as well as an increase in marketing expenses to implement a program to enhance LAI's name recognition.

     Operating income (loss). Operating loss increased $104,000 to $176,000 for fiscal 1997 from $72,000 for fiscal 1996, and as a percentage of fee revenue to 0.4% for fiscal 1997 from 0.2% for fiscal 1996. These increases were primarily due to the increase in general and administrative expenses, partially offset by lower compensation and benefits as a percentage of fee revenue.

     Net interest income (expense). Net interest expense increased $336,000 to $376,000 for fiscal 1997 from $40,000 for fiscal 1996. The increase constitutes interest expense on indebtedness incurred to fund leasehold improvements at two of LAI's offices, as well as interest on compensation deferred pursuant to the Company's deferred compensation plan. See "Management -- Incentive and Benefit Plans."

     Provision for income taxes. The effective tax rate for fiscal 1997 of (2.8)% varied from the statutory rate of 35.0% due to state and local income taxes and because certain expenses, including a portion of meals, entertainment and dues expense and premiums on keyperson life insurance policies, are non-deductible for income tax purposes.

UNAUDITED QUARTERLY RESULTS

     The following table sets forth certain unaudited quarterly operating information of the Company for fiscal 1997 and fiscal 1998. This information has been prepared on the same basis as the audited Consolidated Financial Statements contained elsewhere in this Prospectus and, in the opinion of management, includes all adjustments, consisting solely of normal and recurring adjustments, necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                     QUARTER ENDED
                       ---------------------------------------------------------------------------------------------------------
                       MAY 31,    AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,   MAY 31,    AUGUST 31,   NOVEMBER 30,   FEBRUARY 28,
                         1996        1996          1996           1997         1997        1997          1997           1998
                       --------   ----------   ------------   ------------   --------   ----------   ------------   ------------
                                                                    (IN THOUSANDS)
Fee revenue, net.....  $11,107     $11,506       $11,706        $12,118      $13,725     $16,773       $15,349        $15,956
Operating income
  (loss).............      131         216          (200)          (323)       1,377       1,745         1,701          1,787
Net income (loss)....       (5)          8          (244)          (326)         702       1,016         1,056          1,106

LIQUIDITY AND CAPITAL RESOURCES

     The Company relies primarily upon cash flows from operations and available borrowings under its credit facilities to finance its operations. During fiscal 1996, 1997 and 1998, cash flows from operations were $1.6 million, $(653,000) and $2.9 million, respectively. To provide additional liquidity, during fiscal 1998 the Company obtained a commitment letter for credit facilities providing for maximum borrowings of $15.0 million. In May 1998, this commitment was increased to $25.0 million. Borrowings under this facility will bear interest at variable rates. See Note 4 to Consolidated Financial Statements.

     Capital expenditures totaled approximately $2.5 million, $1.8 million and $2.2 million for fiscal 1996, 1997 and 1998, respectively. These expenditures consisted primarily of purchases of office equipment, upgrades to information systems and leasehold improvements. Investments in whole life insurance policies intended to fund the Company's deferred compensation plan were $779,000, $1.0 million and $2.1 million in fiscal 1996, 1997 and 1998, respectively.

     Cash provided by financing activities was approximately $23.6 million during fiscal 1998, including $24.7 million from the sale of Common Stock in the Company's Initial Public Offering. During fiscal 1998 the Company issued $8.8 million of subordinated debt in connection with the WHI and CPI acquisitions. Cash provided by financing activities was approximately $2.7 million during fiscal 1997, which included $1.7 million of net borrowings under a term loan and $926,000 in proceeds from sales of Common Stock (net of Common Stock repurchases) to newly hired and promoted consultants as part of LAI's strategy to increase the breadth of stock ownership among its consultants. During fiscal 1996, cash provided by financing activities was approximately $416,000, consisting primarily of proceeds from sales of Common Stock (net of Common Stock repurchases) to newly hired and promoted consultants.

     The Company believes that funds from operations, its expanded credit facilities and the net proceeds of the Offering will be sufficient to meet its anticipated working capital, capital expenditure, debt repayment and general corporate requirements on both a short-term basis (i.e., during the twelve months following the Offering) and a long-term basis (i.e., after such twelve month period).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Management believes the effect of adopting SFAS 130 would not have a material impact on the accompanying consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the effect of adopting SFAS 131.

     If February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pension and Other Post Retirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other post retirement benefit plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997; earlier application is encouraged. Management has implemented SFAS 132 for the year ended February 28, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Management believes the effect of adopting SOP 98-1 would not have a material impact on the accompanying consolidated financial statements.

                                    BUSINESS

GENERAL

     LAI is one of the largest and fastest growing executive search firms in the world. LAI provides consulting services aimed specifically at solving its clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. The Company, which conducts business under the name "LAI Ward Howell," principally serves Fortune 500 and large private companies. LAI provides executive search services exclusively on a retained basis, and charges a fee typically equal to one-third of the first year cash compensation for the position being filled.

     LAI has developed a knowledge-based search practice organized around eight industry groups and one functional group. The industry groups execute searches for clients in the following business sectors: automotive; communications, entertainment and technology; consumer products and services; energy and natural resources; financial services; health care and pharmaceuticals; industrial; and insurance and risk management. The functional group executes searches for specific functional positions, including board of directors, human resources and legal. These practice groups enable LAI's consultants to better understand each client's business strategy and industry and position LAI as a consulting partner to its clients. LAI's clients are among the most prominent companies in their industries and include General Motors, Lucent Technologies, PepsiCo, Enron, Lehman Brothers, Bristol-Myers Squibb, AlliedSignal and Prudential. LAI's fee revenue has grown from $21.1 million in fiscal 1994 to $61.8 million in fiscal 1998, representing a compound annual growth rate of approximately 31%. This growth rate compares favorably with the approximately 22% average compound annual growth rate experienced by LAI's nine largest competitors during the same period. On a pro forma combined basis assuming the acquisitions of WHI and CPI were completed on March 1, 1997, LAI's fee revenue for fiscal 1998 was $91.7 million.

EXECUTIVE SEARCH INDUSTRY OVERVIEW

     Executive search represents a $6.5 billion global market and is generally separated into two broad fee-based categories: retained search firms and contingency search firms. Retained search firms fulfill their clients' senior leadership needs by identifying, evaluating, assessing and recommending qualified candidates for senior level positions, typically with cash compensation of $100,000 and above. Contingency search firms, on the other hand, focus primarily on mid-level positions with cash compensation of less than $150,000. Both types of firms normally are paid a fee for their services equal to approximately one-third of the guaranteed first year cash compensation for the position being filled.

     Retained search firms currently serve the majority of the Fortune 500 as well as numerous other organizations, including government agencies, professional organizations and fast-growing entrepreneurial companies. Retained firms are compensated for an assignment whether or not they are successful in placing a recommended candidate. Contingency search firms also serve large corporations; however, their primary focus is on small and medium sized companies. Unlike retained search firms, contingency search firms are not compensated for an assignment unless they successfully complete a search and place a recommended candidate.

     According to Kennedy Information, a leading industry publication, revenue in the executive search industry historically has been divided almost evenly between retained and contingency search firms; however, retained search firms are estimated to employ only one-third of the consultants in the industry. Thus, the average fee revenue per consultant for retained firms is substantially higher than for contingency firms. Moreover, the predictable revenue stream associated with a retained search enables a retained firm, such as LAI, to devote more personnel and greater resources to an assignment than a contingency search firm whose revenue is not assured. LAI believes this difference in payment structure enables retained search firms to provide clients with more value-added consulting services than contingency search firms.

     The executive search industry has experienced consistent growth over the past 20 years. Global executive search industry revenue has grown at a 17% compound annual growth rate from approximately $3.5 billion in 1993 to approximately $6.5 billion in 1997. Kennedy Information expects industry growth to continue at a 15% annual rate, with revenue projected to reach $10.0 billion by the year 2000.

                    GLOBAL EXECUTIVE SEARCH INDUSTRY REVENUE

                                    (GRAPH)

     The global executive search industry is highly fragmented, consisting of more than 4,000 firms. In 1997, more than 80% of retained firms and approximately 90% of contingency firms generated fewer than $2 million in revenues. The top ten search firms, all of which operate on a retained basis, accounted for approximately 11% of global industry revenue in 1997. However, Kennedy Information predicts that these top ten firms will increase their market share at an accelerating rate as they continue to offer clients increased geographic reach, broader industry coverage, greater industry expertise and more sophisticated technology and research support.

     LAI believes that a number of trends have caused and will continue to cause the executive search industry to experience significant growth. These trends include:

     Greater Demand for Managers with Broad Leadership Skills. Many companies are facing a rapidly changing business environment due to an increase in domestic and international competition, an increase in deregulation and more widespread use of technology. The need to respond to this dynamic environment and remain competitive has caused many companies to set higher standards for their senior level executives. As these standards become more stringent, more companies are looking outside their organizations to fill positions traditionally reserved for internal candidates. The process of identifying and evaluating executives is becoming increasingly difficult and, as a result, a growing number of companies are relying on executive search firms to solve their senior management and leadership needs. According to a study published in 1997 by Coopers &

Lybrand HR Advisory Group, nearly two-thirds of the companies surveyed reported using executive search professionals to recruit and hire senior level executives.

     Rapid Growth in Outsourcing. Many companies are outsourcing non-core activities to reduce costs and increase efficiencies. These organizations often engage independent, third party specialists to provide many non-revenue generating functions that were previously performed in-house. Among the functions most commonly outsourced are human resource and personnel functions, including executive recruitment and hiring.

     Growth of Multinational Business. The expansion of companies abroad and the integration of global markets has created a growing demand for international search capabilities. Consultants located in the country in which a position is to be filled are often better able to identify candidates and execute searches due to their familiarity with the local business community and culture and available pool of executive candidates. Likewise, consultants located in the country from which the search is originated often will better understand the client's business strategy and recruitment needs. Executive search firms have responded by forming affiliations with executive search firms in foreign countries and by directly acquiring or opening foreign offices. LAI believes that the ability to complete executive searches on a worldwide basis is an important factor in attracting and retaining multinational clients.

     Increase in Executive Turnover. In the past, it was common for executives to spend an entire career with one or two organizations. However, in today's rapidly changing business environment, executives often advance their careers by working for a number of different organizations in various geographic locations. Executive turnover has been particularly high in such growth industries as health care and technology. This increase in executive turnover has intensified the competition for highly qualified executives and forced many companies to recruit executives on a more frequent basis.

     Increase in Executive Compensation Levels. Compensation levels for executives have increased considerably over the past several decades. According to a study published in 1997 by William M. Mercer, Incorporated, the average annual cash compensation for chief financial, chief executive and chief operating officers grew at compound annual growth rates of 5.7%, 4.2% and 3.1%, respectively, between 1992 and 1996. This increase in executive compensation, among other factors, has caused many companies to be more rigorous in their hiring practices, often retaining an executive search firm to assist in the identification and evaluation of qualified candidates. In addition, because fees for executive search firms are based on the compensation levels for positions they are engaged to fill, higher executive compensation has translated into higher executive search fees.

BUSINESS STRATEGY

     LAI's objective is to be a global leader in providing comprehensive consulting services aimed specifically at solving its clients' senior leadership needs. The key elements of LAI's business strategy include:

     Attract, Motivate and Retain High Quality Search Consultants. LAI has been successful in attracting, motivating and retaining highly productive executive search consultants as a result of its premium reputation, performance-based consultant compensation and stock incentive plans. The Company's compensation system is primarily based on consultant performance, which is measured by the amount of fee revenue each consultant generates. Management believes that its performance-based compensation system is among the most competitive in the industry. LAI's ability to attract talented consultants is demonstrated by the large number of consultants who previously held senior level positions with leading companies in LAI's targeted industry sectors. In addition, LAI believes its status as a public company provides it with a strong competitive advantage in attracting and retaining highly qualified consultants through ownership of Common Stock and participation in the Company's stock incentive plans. The Company believes that equity ownership by its consultants fosters a team-oriented working environment and aligns the interests of its consultants with its investors. The Company has experienced an average annual turnover rate among its consultants of less than 8% over the last five fiscal years.

     Build on Knowledge-Based Practice Groups. LAI believes a thorough understanding of both its clients and the industries in which they operate are among the most significant factors in obtaining and completing search assignments. Accordingly, LAI has developed a knowledge-based search practice organized around eight industry groups and one functional group. The industry groups execute searches for clients in the following business sectors: automotive; communications, entertainment and technology; consumer products and services; energy and natural resources; financial services; health care and pharmaceuticals; industrial; and insurance and risk management. The functional group executes searches for specific functional positions, including board of directors, human resources and legal. Each practice group is coordinated under the direction of a Practice Leader who establishes the marketing and search strategies for that practice group. LAI intends to continue to build its existing and expand into new practice groups by (i) hiring consultants with substantial experience and significant client relationships in the Company's targeted industry sectors and (ii) completing strategic acquisitions. The acquisitions of WHI and CPI strengthened LAI's existing practice groups, particularly in the areas of financial services, health care and technology, and added new practice groups in the areas of automotive, insurance, and media and entertainment.

     Build Long-Term, Consultative Relationships. LAI strives to develop long-term relationships by becoming a consulting partner with its clients. To position itself as a consulting partner, the Company works closely with clients to gain an in-depth understanding of their unique organizational structure, history, operations, culture, strategic objectives and leadership needs. In addition, the Company's focus on knowledge-based practice groups enables its consultants to provide more specialized and efficient service to LAI's clients. Each of LAI's 30 largest clients, based on fiscal 1998 fee revenue, had been a client for an average of approximately seven years as of February 28, 1998. More than 65% of the Company's fiscal 1998 fee revenue was attributable to companies for which LAI conducted one or more searches during the prior two fiscal years.

     Capitalize on Research and Technology. LAI believes that its industry specialization and technological capabilities enable it to consistently provide superior research and, ultimately, deliver higher quality search results to its clients. LAI's 116 associates, researchers and IT professionals provide timely industry, company and compensation information to consultants using numerous information sources. LAI also maintains a proprietary database containing professional information on more than 100,000 executive candidates. Consultants can query this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. LAI's wide area computer network provides remote document sharing and data search capabilities, groupware features and real-time updates on ongoing search engagements.

     Reduce Search Cycle Times. LAI believes that the ability to reduce the time required to perform a search ("cycle time") will be a key differentiating factor among executive search firms in the future. In an effort to reduce its average cycle time, LAI is investing in technology upgrades, refining its research process, strengthening its knowledge-based practice groups and closely evaluating each step of the placement process. Reduced cycle times would enable LAI's consultants to complete more assignments in a given period of time, resulting in increased client satisfaction, higher fee revenue per consultant and enhanced profitability.

GROWTH STRATEGY

     LAI has competed successfully in the executive search industry and has capitalized on the growing demand for executive search services. LAI's fee revenue has increased from $21.1 million in fiscal 1994 to $61.8 million in fiscal 1998, representing a compound annual growth rate of 31%. On a pro forma basis assuming the acquisitions of WHI and CPI were completed on March 1, 1997, LAI's fee revenue was $91.7 million in fiscal 1998. LAI's growth has been achieved by increasing the number of consultants at existing offices, improving fee revenue per consultant, opening new offices and successfully executing and integrating strategic acquisitions. LAI intends to continue to extend the reach, breadth and penetration of its services both domestically and internationally through internal and external growth. The key elements of LAI's growth strategy include:

     Leverage Existing and Develop New Client Relationships. LAI intends to increase fee revenue by obtaining additional search engagements from existing clients and by developing relationships with new clients. LAI focuses on accounts from which it obtains, or believes it can obtain, a significant number of search assignments ("focused accounts"). LAI invests significant resources in its focused accounts to better understand their business strategies and culture and eventually position the Company as a consulting partner to its clients. Accordingly, LAI emphasizes long-term relationships with its clients, rather than one-time projects or assignments. Consultants also spend substantial time marketing LAI's services to carefully selected prospective clients within their practice groups. Search assignments often are awarded after a small number of search firms are invited to make presentations to a prospective client's senior management or Board of Directors. In fiscal 1998, LAI obtained search engagements from a majority of the presentations in which it participated. The Company attributes its success to its knowledge-based practice groups and consultative approach as well as the premium reputation LAI has developed.

     Expand Existing and Selectively Open New Offices. LAI has added and intends to continue adding experienced, highly qualified executive search consultants to its practice. The Managing Partner of each office is responsible for recruiting new consultants to LAI, and a significant factor in determining the Managing Partner's compensation is the success of these efforts. During fiscal 1998, LAI added a net total of 12 consultants to new and existing offices, excluding consultants added in connection with the acquisitions of WHI and CPI. LAI also continually evaluates the desirability of opening new offices. Since early 1997, the Company has opened offices in Boston, Massachusetts; Stamford, Connecticut; Pittsburgh, Pennsylvania; Austin, Texas and London, England.

     Consolidate Fragmented Industry; Leverage Public Company Status. LAI believes that acquisitions provide an efficient, cost-effective method to increase the Company's number of consultants, expand its client base, strengthen and expand its practice group coverage and broaden its geographic reach. Given the highly fragmented nature of the executive search industry, the Company believes numerous acquisition opportunities exist. In addition, LAI believes its status as the only U.S. based publicly traded company focused exclusively on executive search makes it an attractive consolidation partner and provides it with an acquisition currency and the financial flexibility to effectively pursue this aspect of its growth strategy. LAI completed two acquisitions in fiscal 1998 and is actively pursuing additional acquisitions in strategic locations throughout the world.

     Penetrate International Markets. Revenue in the global executive search industry has grown at a 17% compound annual growth rate from approximately $3.5 billion in 1993 to approximately $6.5 billion in 1997 and includes more than 4,000 search firms. The industry is expected to continue to grow at a 15% annual rate with global revenue projected to reach $10.0 billion by the year 2000. LAI believes that global search fulfillment capabilities are critical to attracting and retaining multinational clients. Historically, LAI has offered its clients global search fulfillment capabilities through its membership in Amrop International, an international alliance of independent search firms. However, to better leverage its knowledge-based expertise and technological capabilities, capitalize on its existing relationships with multinational clients and ensure the quality and consistency of its services, LAI recently initiated an international strategy of directly owning offices in major business and financial centers around the world. In May 1998, LAI opened an office in London, England and is currently targeting other major markets in which to establish offices. In international markets where LAI does not own an office, it will continue to provide clients with search fulfillment capabilities by using existing and developing new referral relationships with executive search firms located in those markets. Through these referral relationships, LAI executes domestic search assignments on behalf of non-U.S. executive search firms and refers to such firms international search assignments for LAI's domestic clients.

     Since continuing as a member of Amrop International was incompatible with the Company's international expansion strategy, LAI announced its withdrawal from Amrop International in May 1998. Searches derived from membership in Amrop International accounted for approximately 3% of LAI's fiscal 1998 fee revenue. However, LAI has built strong referral relationships with many Amrop members throughout the world and expects to maintain these relationships to continue providing clients with global search fulfillment capabilities in markets where LAI does not directly own an office. LAI believes that its global search capabilities will be enhanced by its strategy of direct ownership of international offices.

SERVICES

     LAI provides executive search services exclusively on a retained search basis for Fortune 500 and large private companies. The Company typically is retained to identify candidates to fill its clients' senior leadership positions, which range from brand managers and controllers to chief operating and chief executive officers. The average first year cash compensation of positions for which LAI conducted searches in fiscal 1998 was approximately $226,000.

     LAI serves its clients in a consultative capacity by (i) assessing the client's existing management capabilities, corporate culture and business strategies, (ii) evaluating the client's industry position and major competition, (iii) determining the relevant business experience, skills and personal characteristics that a qualified candidate should possess, (iv) identifying, contacting and interviewing potential candidates, (v) developing detailed candidate reports and making recommendations to the client regarding the most qualified candidates, (vi) advising the client with respect to appropriate compensation and benefits and (vii) monitoring the quality of its search procedures with client surveys and other client feedback mechanisms.

     In providing high quality executive search services, the Company uses a team-oriented approach rather than relying on the reputation of a few key consultants. Each of LAI's consultants is expected to develop and maintain an expertise in one or two industries and build long-term relationships with a limited number of clients. To maintain a high level of quality on a consistent basis, consultants employ LAI's standard executive search process for each new search assignment, regardless of how similar the parameters of the new search may be to other search assignments previously conducted by LAI. At the start of each search assignment, LAI and its client jointly develop detailed candidate and job specifications and establish a search strategy that targets specific industries and companies that are expected to produce the most appropriate candidates. LAI's consultants and research staff then contact potential candidates, distribute job specifications and client promotional materials, conduct extensive telephone and personal interviews, and check references of those candidates who appear most qualified for the position. Because most candidates are successfully employed and not seeking to change jobs, initial contact must be conducted discreetly.

     After meeting with job candidates, LAI submits to the client confidential candidate reports regarding those candidates who LAI believes are the most qualified. Each report contains a detailed business history of the candidate, results of LAI's preliminary reference checks and LAI's assessment of the candidate's relevant business experience, qualifications, personal characteristics and suitability. LAI then assists in the introduction of selected candidates to the client and administers the interview process. When the client is ready to extend an employment offer, LAI facilitates the negotiation of employment terms and the transition by the candidate to the employ of the client.

     LAI has also recently begun to provide a new service offering, known as "selection services," to complement its core executive search practice. Selection services typically involves searches for mid-to senior-level positions with cash compensation in the $75,000 to $125,000 range, frequently for a client seeking to fill multiple positions under a single search engagement. LAI's approach to selection services is similar to its other executive searches, in that search consultants evaluate the needs of each client and develop appropriate job specifications and profiles. However, selection services frequently differs from other executive searches in the way the successful job candidate is located. In traditional executive search, LAI identifies and seeks out specific candidates who ordinarily are not actively looking to change jobs. In a selection services engagement, by contrast, LAI invites inquiries from interested candidates in response to a job posting advertised either in print, such as in The Wall Street Journal, or on the Internet, and then evaluates, analyzes and ranks the candidates based on inquiries and responses received. The Company supplements this data with highly focused research, using LAI's proprietary database and other information sources. To expand and manage selection services more efficiently, the Company recently licensed an Internet-based software program. This software will enable LAI to use the Internet to advertise job opportunities, solicit responses and gather relevant employment histories from interested candidates; search, sort and evaluate the resulting database; and pre-select interested candidates based on pre-determined criteria. Job candidates will also be able to complete job applications on-line, submit writing samples and complete skill assessment worksheets.

     Similar to traditional executive searches, LAI's fee for selection services is usually based on a percentage of the first year cash compensation for each position filled, though selection services engagements may include other minimum or contingent fee provisions. Although the average first year cash compensation for the position being filled is typically less for a selection services engagement than for LAI's core executive search practice, the Company can achieve lower costs and higher profit margins on selection services because these engagements involve multiple assignments of the same type and are less labor intensive. The volume and efficiencies typically associated with selection services provide LAI with an opportunity to enhance both total fee revenue and average fee revenue per consultant. In addition, offering selection services provides LAI's consultants with the ability to cross-sell a new service offering to both new and existing clients.

MARKETING AND CLIENTS

     The Company's marketing strategy includes three primary components: capitalize on its knowledge-based practice groups and long-term client relationships; penetrate the domestic market through its regional office structure and the international market through direct ownership of offices in major business and financial centers around the world; and implement a global branding program. LAI believes that its industry specialization and technological capabilities enable it to consistently provide superior research and, ultimately, deliver higher quality search results to its clients.

     Knowledge-Based Practice Groups. LAI has developed a knowledge-based search practice organized around eight industry groups and one functional group. The industry groups execute searches for clients in the following business sectors: automotive; communications, entertainment and technology; consumer products and services; energy and natural resources; financial services; health care and pharmaceuticals; industrial; and insurance and risk management. The functional group executes searches for specific functional positions, including board of directors, human resources and legal. Each practice group is coordinated by a Practice Leader who is responsible for developing new business and maintaining a high standard of service in that practice group. To achieve these objectives, each group's Practice Leader (i) establishes the marketing and search strategies for the particular practice group, (ii) identifies focused accounts and targets clients within that practice group's business sector and (iii) facilitates and assists the marketing activities of other consultants in the practice group. Each Practice Leader has substantial industry expertise, frequently having held one or more executive positions in the group's business sector prior to becoming a search consultant. Additionally, LAI's Practice Leaders have an average of approximately 13 years of experience in the executive search industry.

     The following table sets forth certain information regarding LAI's practice groups. The companies listed in this table are selected clients with which the Company anticipates having a continuing significant relationship in the future. The listed clients of LAI's industry groups include (i) companies that are either the largest or among the largest clients in the indicated practice group based on the Company's pro forma fiscal 1998 fee revenue received from such clients, (ii) companies that have been clients for several years or more and
(iii) companies for which LAI conducted multiple searches in fiscal 1998. The listed clients of LAI's functional group each engaged LAI to conduct at least one search in fiscal 1998.

-----------------------------------------------------------------------------------------------

                                       % OF PRO FORMA
                                        FISCAL 1998
           PRACTICE GROUP              FEE REVENUE(1)              SELECTED CLIENTS
-----------------------------------------------------------------------------------------------
 Financial Services                         24.5%       Banc One, Banco Santander, Lehman
                                                        Brothers, Societe Generale
-----------------------------------------------------------------------------------------------
 Communications, Entertainment and          20.4        America Online, GTE, IBM, Lucent
   Technology                                           Technologies
-----------------------------------------------------------------------------------------------
 Health Care and Pharmaceuticals            14.3        Bristol-Myers Squibb, Columbia/HCA,
                                                        Schering-Plough, PhyMatrix
-----------------------------------------------------------------------------------------------
 Consumer Products and Services             10.8        Grand Metropolitan, Home Depot, Kohler,
                                                        PepsiCo
-----------------------------------------------------------------------------------------------
 Industrial                                  9.0        AlliedSignal, Cooper Industries,
                                                        General Electric, Georgia Pacific
-----------------------------------------------------------------------------------------------
 Insurance and Risk Management               6.7        Equitable, Prudential, Zurich Kemper
-----------------------------------------------------------------------------------------------
 Energy and Natural Resources                6.5        Amerada Hess, Enron, Pennzoil
-----------------------------------------------------------------------------------------------
 Automotive                                  3.7        B.F. Goodrich, General Motors
-----------------------------------------------------------------------------------------------
 Functional (Board of Directors,             4.1        Eastman Chemical, Gillette, Lockheed
   Human Resources, Legal)                              Martin, Waste Management
-----------------------------------------------------------------------------------------------

---------------

(1) Includes LAI, WHI and CPI fee revenue for their fiscal years ended February 28, 1998, December 31, 1997 and December 31, 1997, respectively.

     LAI's practice groups enable its consultants to better understand each client's business strategy and industry and position LAI as a consulting partner to its clients. LAI emphasizes long-term relationships with clients, rather than one-time projects or assignments. Each of LAI's 30 largest clients, based on LAI's fiscal 1998 fee revenue, had been a client for an average of approximately seven years as of February 28, 1998. In addition, more than 65% of the Company's fiscal 1998 fee revenue was attributable to companies for which LAI conducted one or more searches during the prior two fiscal years.

     Domestic and International Offices. To complement its knowledge-based practice groups, the Company has established 17 domestic offices and one international office in cities that are key business centers for one or more of the Company's practice groups. Each major office is run by a Managing Partner who has complete fiscal responsibility for that office. The Managing Partner's principal responsibilities include overseeing day-to-day operational and administrative matters at the local office level, providing assistance to consultants in that office, assuring quality control in business development and search execution, hiring and supervising office personnel and serving on an internal operations committee. While compensation for other consultants is based primarily on individual performance, compensation for Managing Partners is based largely on the profitability of their respective local office, as well as on their ability to successfully recruit highly qualified consultants to LAI. Since consultants have greater opportunities to develop relationships with clients and prospective clients in close geographic proximity, they normally focus on, but do not limit their efforts to, clients in the region served by their particular office. Over time, consultants seek to establish deep roots in the community and develop strong links with local business, government and cultural leaders. LAI's domestic offices are located in Atlanta, Austin (Texas), Barrington (Illinois), Boston, Chicago, Cleveland, Dallas, Encino (California), Houston, Lake Geneva (Wisconsin), Los Angeles, New York, Phoenix, Pittsburgh, San Francisco, Stamford and Tampa. In addition, LAI has an office located in London, England.

     Branding Initiatives. The Company historically has relied primarily on client referrals and the efforts of its consultants, particularly its Practice Leaders, to market the Company's services. More recently, LAI also has implemented a global branding program to supplement the marketing efforts of the Company's consultants. The global branding program is designed to significantly increase LAI's visibility. The program involves (i) strengthening LAI's reputation in cities where LAI offices are located through local event sponsorship, board participation and local public relations, (ii) enhancing LAI's reputation in the industries served by the Company's knowledge-based practice groups through trade journal advertising, targeted mailings, and participation in industry associations and conferences and (iii) building both a national and global reputation through news releases, participation in industry forums and issuance of specialized reports.

     Blocking Arrangements. Either by agreement with clients or for marketing or client relations purposes, executive search firms frequently refrain from recruiting employees of a client, and possibly other entities affiliated with that client, for a specified period of time (a "blocking" arrangement). LAI actively manages its blocking arrangements and seeks to mitigate any adverse effects of blocking by strengthening its long-term relationships with focused accounts, shortening the length of the off-limits period and by resisting requests for blocking arrangements with clients who do not engage LAI for multiple assignments. Additionally, in recent years market conditions and industry practices have resulted in blocking arrangements that are becoming narrower in scope and shorter in duration. See "Risk Factors -- Blocking Arrangements."

RESEARCH AND TECHNOLOGY

     LAI believes that its industry specialization and technological capabilities enable it to consistently provide superior research and, ultimately, deliver higher quality search results to its clients. Search consultants must understand a client's industry, competitors and business strategies and be able to readily identify the universe of most qualified executive candidates. LAI's 116 associates, researchers and IT professionals support the Company's consultants by, among other things, gathering and analyzing information obtained from numerous electronic databases, trade journals and directories, the Internet and other sources. LAI also maintains a proprietary database containing professional information on more than 100,000 executive candidates. Consultants can query this database on a variety of attributes, including demographic information, work experience, compensation and personal interview results. LAI's wide area computer network provides remote document sharing and data search capabilities, groupware features and real-time updates on ongoing search engagements. LAI is committed to continually upgrading its proprietary database and other information sources to enable LAI's consultants to retrieve relevant information quickly and efficiently.

     The Company's support functions, including its research department, are coordinated from its Tampa, Florida office. In the search process, the principal function of LAI's research department is to support the Company's consultants by gathering and analyzing information on the industries and companies expected to produce the most qualified candidates. LAI's research professionals also support the Company's business development activities by providing target lists, data on past LAI searches and information on companies and executives in target industries. LAI's researchers typically have had professional research or library training and experience prior to joining LAI, and many have undergraduate and graduate degrees in such fields as library science. LAI's research staff is organized by practice group, with most researchers specializing in one or two specific industries. Unlike many of its competitors, LAI researchers do not work exclusively for particular executive search consultants. LAI believes its focused approach facilitates the development of specialized expertise, promotes a consistent culture and cooperation across the firm and standardizes communication and training.

PROFESSIONAL STAFF AND EMPLOYEES

     At April 30, 1998, LAI had 386 full time employees, of which 114 were executive search consultants, 116 were associates, researchers or IT professionals and 156 were administrative and support staff. LAI has never been a party to any collective bargaining agreement and considers relations with its employees to be good.

     LAI's search professionals are categorized either as consultants, consisting of partners and principals, or as associates. Associates are junior search professionals who generally do not directly execute search assignments, but assist partners and principals by performing research and other functions. After several years of experience and satisfactory performance, an associate will be considered for promotion to the position of principal. If a principal continues to develop and generate revenue, the principal will be offered the opportunity to advance to the position of partner. Promotions depend on a variety of factors, including productivity and business development. As a matter of corporate philosophy, LAI strives to hire as associates only those individuals it believes have the potential to become productive consultants.

     LAI's consultants (excluding those who joined LAI in connection with the recent acquisitions of WHI and CPI) have been employed by the Company for an average of approximately four years. LAI has experienced an average annual turnover rate among its consultants of less than 8% over the last five fiscal years. At April 30, 1998, there were 94 partners, 20 principals and 41 associates. Most of LAI's consultants held senior level positions with leading companies in LAI's targeted industry sectors and had experience in the executive search business prior to joining LAI. LAI's consultants have, on average, approximately 11 years of experience in the executive search industry.

     LAI has been able to attract and retain some of the most productive executive search consultants in the industry as a result of its premium reputation, performance-based consultant compensation system and stock incentive plans. The Company believes the salaries, commissions, bonuses and profit sharing it pays to its consultants are among the industry's highest as a percentage of fee revenue generated. Although consultants are paid base salaries, a significant portion of most consultants' compensation consists of incentive compensation that is dependent primarily upon the amount of fee revenue they generate. See "Risk Factors -- Dependence on Attracting and Retaining Qualified Executive Search Consultants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

COMPETITION

     The executive search industry is highly competitive. It is estimated that there are more than 4,000 executive search firms worldwide. There are relatively few barriers to entry and new competitors frequently enter the market. While LAI faces competition to some degree from all firms in the industry, the Company believes its most direct competition comes from other retained search firms. In particular, LAI competes with the largest firms in the industry: Heidrick & Struggles, Inc., Korn/Ferry International, SpencerStuart & Associates, Russell Reynolds Associates, Inc. and Egon Zehnder International. To a lesser extent, LAI also faces competition from smaller boutique or specialty firms that may compete in certain regional or functional markets and from in-house human resource departments of clients and prospective clients. Some of LAI's competitors possess greater resources and name recognition than LAI. Each firm with which LAI competes is also a competitor in seeking to attract the most productive search consultants. In the Company's experience, the executive search business is more quality-sensitive than price-sensitive. As a result, LAI competes on the level of service it offers, reflected by its knowledge-based practice groups and individual client focus, and, ultimately, the quality of its search results.

FACILITIES

     The Company leases all of its office locations. As of February 28, 1998, the Company leased an aggregate of approximately 155,186 square feet of office space under leases calling for future minimum lease payments of approximately $23.2 million and with remaining terms of between one and nine years (exclusive of renewal options exercisable by LAI). LAI believes that its facilities are adequate for its current needs and that it will not have difficulty leasing additional office space to satisfy anticipated future needs.

INSURANCE

     LAI maintains insurance in such amounts and with such coverages and deductibles as management believes are adequate. The principal risks that LAI insures against are professional liability, workers' compensation, personal injury, bodily injury, property damage and fidelity losses. There can be no assurance that the Company's insurance will adequately protect it from potential losses and liabilities. See "Risk Factors -- Executive Search Liability Risk."

LEGAL PROCEEDINGS

     From time to time the Company has been involved in litigation incidental to its business. LAI currently is not a party to any litigation the adverse resolution of which, in management's opinion, would be likely to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding LAI's executive officers and directors.

NAME                                                    AGE   POSITIONS
----                                                    ---   ---------
Robert L. Pearson(3)..................................  59    President, Chief Executive
                                                              Officer, Director
Jack P. Wissman.......................................  46    Executive Vice President and Chief
                                                              Financial Officer
Joe D. Goodwin(1).....................................  52    Executive Vice President, Director
Roderick C. Gow(2)....................................  50    Executive Vice President, Director
John S. Rothschild(2).................................  45    Executive Vice President, Director
David L. Witte(1).....................................  56    Executive Vice President, Director
Philip R. Albright....................................  28    Vice President -- Finance
John F. Johnson(3)....................................  56    Chairman of the Board of Directors
Ray J. Groves(3)......................................  62    Director
Richard W. Pogue(2)...................................  70    Director
John C. Pope(1).......................................  49    Director

---------------

(1) Term expires in 1998.
(2) Term expires in 1999.
(3) Term expires in 2000.

     LAI's directors are divided into three classes elected for three-year terms, which are staggered so that the term of one class of directors expires each year.

     Robert L. Pearson joined the Company in 1984 and has served as President and Chief Executive Officer and a Director since 1995. Mr. Pearson served as Executive Director with Russell Reynolds Associates, Inc. from 1982 until 1984. He owned and was President of Pearson, Inc., an equipment manufacturing company, from 1971 until 1982; was Vice President, Corporate Finance, of R. J. Financial Corporation, a financial services holding company, from 1968 until 1970; and was an engagement manager and management consultant with McKinsey & Company, Inc. from 1964 until 1968. Mr. Pearson holds an M.S. in Industrial Management from Massachusetts Institute of Technology and a B.S.E.E. from Michigan State University. Mr. Pearson's employment agreement requires the Company to use its good faith efforts, during the term of such agreement, to nominate Mr. Pearson to the Board of Directors.

     Jack P. Wissman joined the Company in 1981 and became Executive Vice President and Chief Financial Officer in 1997. He previously served as Vice President and Chief Administrative Officer of the Company. Mr. Wissman also served as a Director from 1987 until July 1997. Prior to joining LAI, Mr. Wissman was a certified public accountant with Arthur Andersen LLP from 1974 until 1981. He holds a B.S.B.A. in Accounting from Bowling Green State University.

     Joe D. Goodwin joined the Company in 1991, and has been Managing Partner of LAI's Atlanta and Tampa offices since 1992, a Director since July 1997 and an Executive Vice President since April 1998. Mr. Goodwin held various positions, including Partner and Managing Director, with SpencerStuart & Associates from 1982 until 1991. Mr. Goodwin also held various executive positions with McKinnis & Goodwin, an executive search firm, from 1979 until 1982; with Burger King Corporation from 1978 until 1979;

and with Xerox Corporation from 1969 until 1978. Mr. Goodwin holds a B.S. in Commerce and Business Administration from the University of Alabama.

     Roderick C. Gow joined the Company and has served as Managing Partner of LAI's New York office since 1995, a Director since July 1997 and an Executive Vice President since April 1998. Mr. Gow also has operational responsibility for LAI's Boston and Stamford offices. Mr. Gow held various positions, including Managing Director, with Russell Reynolds Associates, Inc., an executive search firm, from 1983 until 1991 and then again from 1994 until 1995. Mr. Gow was Chief Executive Officer of GKR Group, an executive search firm based in the United Kingdom, from 1991 until 1994; was Vice President with Barclays Bank Plc from 1978 until 1983; and prior to that time served with the British Army. Mr. Gow holds an M.A. and a B.A. from Trinity College, Cambridge University.

     John S. Rothschild joined the Company and has served as Managing Partner of LAI's Chicago office since 1996, a Director since July 1997 and an Executive Vice President since April 1998. Mr. Rothschild held various positions, including Partner and Director, with Heidrick & Struggles, Inc., an executive search firm, from 1989 until 1996. Mr. Rothschild held positions, including National Director, Human Resources and Director, Human Resources Consulting Practice, with Grant Thornton from 1981 until 1989. He served in various executive positions with American Hospital Supply Corporation from 1978 until 1981; and with GATX Corporation from 1975 until 1978. Mr. Rothschild holds an M.S. in Industrial Relations from Loyola University and a B.A. in Political Science from Lake Forest College.

     David L. Witte joined the Company in February 1998 in connection with the acquisition by the Company of WHI, and has been a Director since joining the Company and an Executive Vice President since March 1998. Mr. Witte served as President and Chief Executive Officer and Chairman of the Board of Directors of WHI from 1990 until LAI's acquisition of WHI in February 1998. WHI is now a wholly-owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger entered into in connection with the WHI acquisition, Mr. Witte was elected to the Board of Directors of the Company upon closing of the acquisition, and the Company is obligated to use its best efforts to cause Mr. Witte to be elected to the Board of Directors of the Company at the next annual meeting of stockholders for a three year term. Mr. Witte holds a B.S. from Michigan State University.

     Philip R. Albright joined the Company in 1997 serving as Controller and was appointed Vice President -- Finance in 1998. Mr. Albright, a certified public accountant, was employed by Arthur Andersen LLP from 1992 until 1997. He holds a B.S.Acc. and a M.Acc. from the University of Florida.

     John F. Johnson joined the Company in 1976 and has served as Chairman of the Board of Directors since 1995. Mr. Johnson previously served as Executive Vice President and President and Chief Executive Officer of LAI, as well as Chairman of Amrop International. Mr. Johnson held various positions, including Manager of Organization and Manpower, with General Electric Company from 1967 until 1976; and Industrial Relations Analyst with Ford Motor Company from 1964 until 1967. Mr. Johnson holds an M.B.A. from Columbia University and a B.A. in Economics from Tufts University.

     Ray J. Groves has been a Director since July 1997. Mr. Groves served as Chairman and Chief Executive Officer of Ernst & Young, an international accounting and financial consulting firm, for 17 years prior to his retirement in 1994. Mr. Groves also serves as Chairman of Legg Mason Merchant Banking, Inc., and as a Director of Allegheny Teledyne, Incorporated, Consolidated Natural Gas Company, Electronic Data Systems Corporation, Marsh & McLennan Companies, Inc. and RJR Nabisco, Inc. Mr. Groves holds a B.S. from The Ohio State University.

     Richard W. Pogue served as an advisor to LAI's Board of Directors from 1995 until he became a Director in July 1997. Mr. Pogue has served as Senior Advisor to Dix & Eaton, a public relations firm, since 1994. Mr. Pogue held various positions with the law firm of Jones, Day, Reavis & Pogue, from 1957 until retiring from his position as Senior Partner in 1994. Mr. Pogue also serves as a Director of Derlan Industries Ltd., Continental Airlines, Inc., OHM Corporation, M.A. Hanna Company, Rotek Incorporated, KeyCorp and TRW Inc. Mr. Pogue holds a bachelor's degree from Cornell University and a law degree from the University of Michigan.

     John C. Pope served as an advisor to LAI's Board of Directors from 1995 until he became a Director in July 1997. Mr. Pope held various positions, including President and Chief Operating Officer, of UAL Corporation, owner of United Airlines, from 1988 until his retirement in 1994. Prior to that time Mr. Pope spent 11 years with AMR Corporation in various financial capacities, including Chief Financial Officer. Mr. Pope also serves as Chairman of the Board of Directors of MotivePower Industries, Incorporated and as a Director of Federal Mogul Corporation, Medaphis Corporation, Wallace Computer Services, Inc., Waste Management, Inc. and Dollar Thrifty Automotive Group, Inc. He holds a bachelor's degree from Yale University and an M.B.A. from Harvard Business School.

COMMITTEES OF THE BOARD OF DIRECTORS

     LAI's Board of Directors has the following standing committees:

     Compensation and Management Development Committee. The Compensation and Management Development Committee (the "Compensation Committee") is responsible for establishing and recommending to the Board of Directors the Company's compensation philosophy, including general compensation, severance and change in control arrangements for consultants, Managing Partners, Practice Leaders and executive officers. The Compensation Committee also establishes and recommends to the Board of Directors the Company's stock option philosophy, including granting of awards under all equity-based incentive plans and recommendations for adoption of new plans. The Compensation Committee sets executive officer compensation, including annual reviews, and negotiates and approves all executive officer employment agreements. The Compensation Committee reviews all existing compensation plans and programs and all amendments thereto, and recommends the adoption of any new plans. In addition, the Compensation Committee reviews and coordinates with the full Board of Directors the Company's senior leadership structure and helps to identify personnel for the next generation of the Company's leadership. The Compensation Committee's three members are Messrs. Groves, Pogue and Pope (Chairman), all of whom are "Non-Employee Directors," as defined under the Securities Exchange Act of 1934.

     Audit Committee. The Audit Committee is responsible for reviewing with management the financial controls, accounting and audit and reporting activities of the Company. The Audit Committee annually recommends to the Board of Directors the Company's independent auditors, meets with the independent auditors before and after the annual audit to review the results of the audit and the performance of management in implementing the auditors' recommendations, reviews significant changes in accounting practices and the Company's implementation of new accounting rules and evaluates annual audit fees. In addition, the Audit Committee reviews each Annual Report on Form 10-K, including a review of the Company's financial statements and the related management's discussion and analysis of financial condition and results of operations. The Audit Committee's three members are Messrs. Groves (Chairman), Pogue and Pope, all of whom are Non-Employee Directors.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for recommending to the Board of Directors management's nominees for election to the Board of Directors. This Committee establishes criteria for qualification and selection of directors, establishes Board Committees by function, size and responsibilities and recommends the same to the Board of Directors for adoption and membership determination, and coordinates responses to stockholder proposals in conjunction with management and counsel. The Nominating and Corporate Governance Committee's four members are Messrs. Johnson, Pearson, Pogue and Pope.

     Executive Committee. The Executive Committee has been granted authority, subject to the limitations specified in the Florida Business Corporation Act, to act in the place and stead of the full Board of Directors, including when it is inconvenient or impossible to convene a meeting of the full Board or when specific tasks have been assigned to the Executive Committee. The Executive Committee took no actions and held no meetings during fiscal 1998. The Executive Committee's four members are Messrs. Johnson, Pearson, Pogue and Pope.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the Initial Public Offering, the Board of Directors did not have a Compensation Committee and the functions of the Compensation Committee previously had been performed by the entire Board of Directors. Since completion of the Initial Public Offering in July 1997, the Compensation Committee's three members have been Messrs. Groves, Pogue and Pope (Chairman), all of whom are Non-Employee Directors. See "-- Committees of the Board of
Directors -- Compensation and Management Development Committee."

DIRECTOR COMPENSATION

     Non-Employee Directors receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of a committee of the Board of Directors attended. Non-Employee Directors who serve as Chairman of a committee of the Board of Directors receive an additional $500 for each meeting chaired. In addition, Non-Employee Directors receive an annual retainer fee of $12,000, paid quarterly. Non-Employee Directors may make an annual election to defer receipt of all or a portion of the retainer and meeting fees and to have such deferral credited in the form of either cash or "units," the value of which is based on the value of the Company's Common Stock, in accordance with LAI's Directors' Deferral Plan (the "Directors' Deferral Plan"). Directors who opt for the stock unit alternative receive a 25% premium in initial value. Fees deferred under the cash deferral alternative earn interest as determined under the Directors' Deferral Plan. Directors also are reimbursed for reasonable travel expenses to and from meetings of the Board of Directors and committees. Directors who are employees of the Company do not receive compensation for serving as Directors.

     The Company grants to each Non-Employee Director, upon initial appointment to the Board of Directors, a stock option to purchase 5,000 shares of Common Stock pursuant to LAI's Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). In addition, as of the date of each annual meeting of the Company's stockholders, the Company grants to each Non-Employee Director who is then reelected or who is continuing as a member of the Board of Directors a stock option to purchase 5,000 shares of Common Stock. The exercise price of each such stock option is equal to the closing price of Common Stock on the date the stock option is granted. Stock options issued under the Directors' Stock Plan generally vest fully on the first anniversary of the date of grant and expire after five years. Stock options to purchase an aggregate of up to 15,000 shares of Common Stock are outstanding under the Directors' Stock Plan, and an aggregate of 80,000 shares of Common Stock (including the shares covered by such outstanding stock options) are reserved for issuance under the Directors' Stock Plan.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for fiscal 1997 and fiscal 1998 of the Company's executive officers during such periods (the "Named Executive Officers," as defined under applicable Securities and Exchange Commission rules).

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                    --------------------------
                                                                                              AWARDS
                                                                                    --------------------------
                                                                                                   SHARES OF
                                                     ANNUAL COMPENSATION                             COMMON
                                            -------------------------------------   RESTRICTED       STOCK
                                   FISCAL                          OTHER ANNUAL       STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS(1)   COMPENSATION(2)   AWARDS($)     OPTIONS (#)    COMPENSATION(3)
---------------------------        ------   --------   --------   ---------------   ----------    ------------   ---------------
Robert L. Pearson................   1998    $525,000   $420,240       $8,526         $364,189(4)     97,000          $12,800
  President and Chief               1997     250,000    902,238        8,465               --            --           22,500
  Executive Officer
Jack P. Wissman..................   1998     250,000    115,585        7,073               --        74,000(5)        12,800
  Executive Vice President          1997     130,000    279,102        4,419               --            --           22,500
  and Chief Financial Officer

---------------

(1) Consists of performance-based bonuses based upon individual achievement and LAI financial performance for the indicated fiscal years.
(2) Consists of above-market interest on deferred compensation, fees for professional tax services, payments for unused sick time and life insurance premiums.
(3) Consists of contributions made by LAI to its Profit Sharing Plan. See
    "-- Incentive and Benefit Plans."
(4) On April 15, 1998, the Company granted Mr. Pearson 16,939 shares of restricted Common Stock in lieu of a portion of the compensation he earned in fiscal 1998. Such shares vest 25% over the four years after the grant date and may be subject to forfeiture upon termination of his employment under certain circumstances.
(5) In April 1998, Mr. Wissman elected to return to the Company a stock option to purchase 69,000 shares of Common Stock granted to him in July 1997.

                              OPTION GRANTS TABLE

     The following table shows information concerning outstanding stock options granted for fiscal 1998 for the Named Executive Officers.

                                                                                           POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                    VALUE AT ASSUMED
                                    -------------------------                                 ANNUAL RATES OF
                                    NUMBER OF     % OF TOTAL                                    STOCK PRICE
                                    SECURITIES     OPTIONS                                   APPRECIATION FOR
                                    UNDERLYING    GRANTED TO    EXERCISE OR                     OPTION TERM
                                     OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                                 GRANTED     FISCAL YEAR      ($/SH)         DATE       5%($)       10%($)
----                                ----------   ------------   -----------   ----------   --------   ----------
Robert L. Pearson.................    15,000         1.25%        $ 12.00       7/1/07     $113,201   $  286,874
                                      82,000         6.85          19.125      7/29/07      986,264    2,499,387
Jack P. Wissman...................     5,000         0.42           12.00       7/1/07       37,734       95,625
                                      69,000(1)      5.77          19.125      7/29/07      829,905    2,103,142

---------------

(1) In April 1998, Mr. Wissman elected to return to LAI this stock option, which was granted to him in July 1997.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     No stock options were exercised by any of the Company's directors or executive officers during fiscal 1998. The following table shows information concerning values as of the end of fiscal 1998 of stock options to purchase shares of Common Stock held by each Named Executive Officer.

                                               NUMBER OF OPTIONS               VALUE OF OPTIONS
                 NAME                    EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE/UNEXERCISABLE ($)
                 ----                    -----------------------------   -----------------------------
Robert L. Pearson......................           -0-/97,000                     -0-/$149,361
Jack P. Wissman........................           -0-/74,000(1)                  -0-/$68,037(1)

---------------

(1) In April 1998, Mr. Wissman elected to return to the Company a stock option to purchase 69,000 shares of Common Stock granted to him in July 1997.

INCENTIVE AND BENEFIT PLANS

     1997 and 1998 Omnibus Stock and Incentive Plans. LAI has two stock option and incentive plans, the 1997 Omnibus Stock and Incentive Plan (the "1997 Employee Stock Plan") and the 1998 Omnibus Stock and Incentive Plan (the "1998 Employee Stock Plan" and, collectively, the "Employee Stock Plans"). Under the Employee Stock Plans, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted from time to time upon hiring of new personnel, as incentive compensation or to reward employees for outstanding performance; however, such incentives are not routinely granted as part of annual consultant compensation, which continues to be predominantly cash-based. The Compensation Committee administers the Employee Stock Plans and determines all awards granted thereunder. The exercise price of a stock option granted may be less than the market price of Common Stock on the date of grant. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units vest each year beginning on the first anniversary of the date of grant at 20-25% per year and expire after 10 years. The Compensation Committee may condition awards upon satisfaction of performance targets. Up to 950,000 shares of Common Stock may be issued under the 1997 Employee Stock Plan, including, as of May 29, 1998, up to 775,500 shares upon exercise of stock options already granted and outstanding under the 1997 Employee Stock Plan. Up to 1,000,000 shares of Common Stock may be issued under the 1998 Employee Stock Plan, including, as of May 29, 1998, 95,970 shares of Common Stock already issued and outstanding as restricted stock awards and up to 401,615 additional shares upon exercise of stock options already granted and outstanding under the 1998 Employee Stock Plan.

     Profit Sharing Plan. LAI maintains a profit sharing plan (the "Profit Sharing Plan"), a defined contribution plan established pursuant to and under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each year, the Board of Directors determines the amount that LAI will contribute to the Profit Sharing Plan for that plan year. Such contributions are allocated to participants' accounts in proportion to their total compensation, subject to limitations imposed by the Code. During the second quarter of fiscal 1999, the Profit Sharing Plan will be amended to include a cash or deferred arrangement feature that qualifies for deferred tax treatment under Section 401(k) of the Code, pursuant to which participants may make elective contributions of up to 15% of their compensation, as defined in the Profit Sharing Plan. Each year, the Board of Directors will determine the amount that LAI will contribute to the Profit Sharing Plan as a matching contribution on participants' elective contributions. Participants' elective contributions will be 100% vested at all times, while LAI's contributions will vest 25% per year after completion of one year of service. Participants may elect among several investment vehicles selected by the plan administrator as to how their accounts under the Profit Sharing Plan will be invested, including the Company's Common Stock.

     Deferred Compensation Plan. LAI maintains a deferred compensation plan (the "Deferred Compensation Plan") for its executive employees. The Board of Directors or a Committee appointed by the Board determines the persons eligible to participate in the Deferred Compensation Plan, although historically all consultants have been eligible to participate. Each year, eligible participants may elect to defer under the Deferred Compensation Plan a specified amount or percentage of their compensation for payment at a specified future date or upon termination of employment with or retirement from LAI, as directed by each participant. The Company pays interest on amounts deferred under the Deferred Compensation Plan at a rate, currently 8.5% per annum, established each year by the Board of Directors in its discretion. Participants are fully vested in their accounts. LAI does not match employee contributions to the Deferred Compensation Plan. See Note 6 to the Consolidated Financial Statements.

     1997 Employee Stock Purchase Plan. The Company maintains the 1997 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, which is intended to qualify under the provisions of Section 423 of the Code, eligible employees are given the right to purchase shares of Common Stock generally two times a year. The per share purchase price under the ESPP is 85% of the market price of the Common Stock immediately prior to the first day of each exercise period or, during the first exercise period, 85% of the lesser of the market price immediately prior to the first day of such exercise period or the market price at the close of such period. During each exercise period, an eligible employee will be entitled to purchase up to that number of shares of Common Stock the aggregate purchase price of which under the ESPP does not exceed 3% of the employee's annual compensation. As of May 29, 1998, an aggregate of 200,000 shares of Common Stock have been reserved for issuance under the ESPP, of which 24,585 shares have been issued. Shares issued under the ESPP may be newly issued shares or shares purchased by the Company in the open market.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Pearson with an initial term expiring February 29, 2000; however, the agreement provides that on February 28, 1998 and on the last day of February each year thereafter, the term of Mr. Pearson's employment shall be extended for an additional one year period, such that the remaining term of the agreement is restored annually to three years, unless either the Company or Mr. Pearson gives notice not less than 90 days prior to any extension date of an intention not to extend. Under his employment agreement, Mr. Pearson is entitled to receive an annual base salary of not less than $525,000, and is eligible to earn annual incentive bonuses based upon such plans and criteria as may be established from time to time by the Compensation Committee. Under the plan currently in effect, Mr. Pearson is eligible to earn a target bonus equal to 80% of his base salary and a maximum bonus equal to 160% of his base salary. For fiscal 1998, the employment agreement provided for a minimum incentive bonus of $420,000 payable pro rata in monthly installments during the fiscal year. If any cash compensation otherwise payable to Mr. Pearson thereunder would exceed the deductibility limitations of
Section 162(m) of the Internal Revenue Code, the agreement provides that such excess compensation shall be paid in phantom stock units, in lieu of cash.

     Mr. Pearson may terminate his employment agreement upon 90 days prior written notice. Mr. Pearson is entitled to receive certain severance benefits if his employment is terminated by the Company "without good cause" or by Mr. Pearson following a "change of control" (each as defined in the employment agreement). In the event of termination "without good cause," Mr. Pearson will receive his base salary for the remainder of the unexpired term of the employment agreement (not to exceed 36 months) or 24 months, whichever is greater, and an amount equal to not less than the target bonus for the year of termination multiplied by the number of years and fractions thereof in the unexpired term of the agreement or, if greater, two. Mr. Pearson may terminate the agreement during the 60 day period commencing six months after a "change of control," whereupon he would be entitled to receive a lump sum payment equal to three times his annual base salary plus an amount not less than three times the target bonus for the year of termination. The agreement requires the Company to use its good faith efforts, during the term, to nominate Mr. Pearson to the Company's Board of Directors. Mr. Pearson has agreed to not compete with the Company during the term of his employment and, if his employment is terminated by the Company without good cause or following a change of control, for so long as he continues to receive payments under the agreement.

     In addition, upon any termination of Mr. Pearson's employment "without good cause" or following a "change of control," all vesting or performance requirements with respect to any stock options or other similar equity-based compensation awards shall be deemed to have been satisfied. With respect to any payments under his employment agreement upon death, disability, or termination "without good cause" or following a "change of control", Mr. Pearson would receive additional cash payments in an amount necessary to pay any federal excise taxes. Mr. Pearson's employment agreement is also subject to voluntary termination by Mr. Pearson or termination by the Company "for cause."

     In connection with the negotiation of his employment agreement, the Compensation Committee awarded Mr. Pearson stock options to purchase 82,000 shares of Common Stock at an exercise price of $19.125 per share. Such stock options will fully vest and become exercisable upon the first to occur of the sixth anniversary of the date of grant or, if the sale price of the Common Stock closes at $25.00 or higher for a period of 60 or more consecutive trading days, on the 60th such day. In July 1997, Mr. Pearson also received stock options to purchase 15,000 shares of Common Stock at an exercise price of $12.00 per share, which options vest over four years at the rate of 25% per year.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 11, 1998, and as adjusted to reflect the sale of shares offered hereby, by: (i) each of the Company's directors and Named Executive Officers, (ii) all executive officers and directors of the Company as a group, (iii) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock and (iv) each of the Selling Stockholders. Except as otherwise indicated, each of the individuals listed below is a director or consultant of the Company, has sole voting and investment power over the shares listed as beneficially owned and has an address in care of LAI's headquarters in New York, NY.

                                                        SHARES BENEFICIALLY              SHARES BENEFICIALLY
                                                               OWNED                            OWNED
                                                           PRIOR TO THE                       AFTER THE
                                                            OFFERING(1)        SHARES        OFFERING(1)
                                                        -------------------   OFFERED    -------------------
NAME                                                     NUMBER     PERCENT   FOR SALE    NUMBER    PERCENT
----                                                    ---------   -------   --------   --------   --------
Robert L. Pearson(2)..................................    245,377     4.32%    66,666    178,711      2.30%
Jack P. Wissman(3)....................................    122,224     2.15     38,333     83,891      1.08
David L. Witte........................................     13,428        *         --     13,428         *
Philip R. Albright(4).................................      2,692        *         --      2,692         *
John F. Johnson(5)....................................    230,728     4.06     66,666    164,062      2.11
Joe D. Goodwin(6).....................................    125,726     2.22     40,000     85,726      1.10
Roderick C. Gow(7)....................................    125,152     2.21     25,000    100,152      1.29
Ray J. Groves(8)......................................      5,000        *         --      5,000         *
Richard W. Pogue(9)...................................     13,000        *         --     13,000         *
John C. Pope(10)......................................     13,000        *         --     13,000         *
John S. Rothschild(11)................................    112,423     1.98     30,000     82,423      1.06
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (11
  PERSONS)............................................  1,008,750    17.69    266,665    742,085      9.52
David W. Palmlund III(12).............................    206,091     3.63     60,000    146,091      1.88
Anthony B. Cashen.....................................    120,000     2.12     40,000     80,000      1.03
Lawrence F. Nein(13)..................................    105,944     1.87     33,333     72,611         *
Thomas M. Watkins III(14).............................    103,988     1.83     30,000     73,988         *
Charles E. Taylor(15).................................    100,849     1.78     33,333     67,516         *
Theodore H. Borman(16)................................     98,074     1.73     30,000     68,074         *
Arthur I. Newman(17)..................................     96,000     1.69     95,000      1,000         *
Michael Brenner(18)...................................     81,250     1.43     26,666     54,584         *
Mark P. Elliott(19)...................................     79,970     1.41     23,333     56,637         *
David W. Gallagher(20)................................     76,600     1.35     25,000     51,600         *
Arthur J. Davidson(21)................................     68,043     1.20     20,000     48,043         *
Rafael A. Sierra(22)..................................     65,906     1.16     21,666     44,240         *
Martin D. Nass(23)....................................     58,607     1.03     15,000     43,607         *
Arnold Kuypers(24)....................................     52,771        *     10,000     42,771         *
Robert H. Crumbaker(25)...............................     51,389        *     16,667     34,722         *
James G. Aslaksen(26).................................     51,156        *     15,000     36,156         *
Paul McG. Miller(27)..................................     50,300        *     16,667     33,633         *
Austin Broadhurst, Jr. ...............................     50,000        *     16,667     33,333         *
Tara L. Pettersson(28)................................     38,750        *     11,667     27,083         *
Donald R. Utroska(29).................................     38,051        *     11,666     26,385         *
Diane M. Barowsky(30).................................     36,250        *     11,666     24,584         *
Noah W. Waldman(31)...................................     36,250        *     11,666     24,584         *
Eileen M. Merrigan(32)................................     31,260        *      8,333     22,927         *
Walter U. Baker(33)...................................     29,368        *      8,332     21,036         *
Barry R. Cesafsky(34).................................     28,793        *      7,500     21,293         *
Susan J. Landon(35)...................................     27,500        *      8,333     19,167         *
Thomas H. Wilson(36)..................................     26,250        *      7,000     19,250         *
Walter E. Williams(37)................................     25,214        *      7,000     18,214         *
Kenneth I. Felderman..................................     25,000        *     14,000     11,000         *
Robert R. Stone.......................................     25,000        *      8,300     16,700         *
Dresdner RCM Global Investors LLC(38).................    372,800     6.57         --    372,800      4.80

---------------

 (*) Less than 1%.
 (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares sole voting power and/or investment power.
 (2) Includes 6,777 shares of Common Stock held in the Profit Sharing Plan; 6,408 shares held as trustee for the benefit of certain family members, which Mr. Pearson is deemed to beneficially own; 3,750 shares underlying currently exercisable stock options deemed beneficially owned; and 16,939 restricted shares subject to a risk of forfeiture.
 (3) Includes 5,383 shares of Common Stock held in the Profit Sharing Plan and 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
 (4) Includes 192 shares of Common Stock held in the Profit Sharing Plan and 2,500 shares underlying currently exercisable stock options deemed beneficially owned.
 (5) Includes (i) 16,509 shares of Common Stock held in the Profit Sharing Plan,
     (ii) 3,750 shares underlying currently exercisable stock options deemed beneficially owned, (iii) 3,766 restricted shares subject to a risk of forfeiture, (iv) 5,000 shares held by Mr. Johnson's wife, which Mr. Johnson may be deemed to beneficially own, and (v) 200 shares held by Mr. Johnson's children, which Mr. Johnson may be deemed to beneficially own. Does not include 100 shares held by Mr. Johnson's brother, as to which Mr. Johnson disclaims beneficial ownership.
 (6) Includes 1,133 shares of Common Stock held in the Profit Sharing Plan, 2,500 shares underlying currently exercisable stock options deemed beneficially owned and 2,093 restricted shares subject to a risk of forfeiture.
 (7) Includes 307 shares of Common Stock held in the Profit Sharing Plan, 2,500 shares underlying currently exercisable stock options deemed beneficially owned and 20,930 restricted shares subject to a risk of forfeiture.
 (8) Includes 5,000 shares underlying currently exercisable stock options deemed beneficially owned.
 (9) Includes 8,000 shares of Common Stock held by a revocable trust which Mr. Pogue, as trustee, is deemed to beneficially own and 5,000 shares underlying currently exercisable stock options deemed beneficially owned.
(10) Includes 5,000 shares underlying currently exercisable stock options deemed beneficially owned.
(11) Includes (i) 2,000 shares of Common Stock held by two of Mr. Rothschild's children, which Mr. Rothschild is deemed to beneficially own, (ii) 3,000 shares held by Mr. Rothschild's spouse, which Mr. Rothschild may be deemed to beneficially own, and (iii) 5,581 restricted shares subject to a risk of forfeiture.
(12) Includes 7,614 shares of Common Stock held in the Profit Sharing Plan, 1,250 shares underlying currently exercisable stock options deemed beneficially owned and 8,317 restricted shares subject to a risk of forfeiture.
(13) Includes 4,511 shares of Common Stock held in the Profit Sharing Plan.
(14) Includes 3,488 restricted shares subject to a risk of forfeiture and 500 shares held by Mr. Watkins' children, which Mr. Watkins may be deemed to beneficially own.
(15) Includes 849 shares of Common Stock held in the Profit Sharing Plan.
(16) Includes 2,802 shares of Common Stock held in the Profit Sharing Plan, 1,250 shares underlying currently exercisable stock options deemed beneficially owned and 4,022 restricted shares subject to a risk of forfeiture.
(17) Prior to his retirement from LAI, Mr. Newman was employed as a consultant.
(18) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(19) Includes 1,337 shares of Common Stock held in the Profit Sharing Plan, 3,750 shares underlying currently exercisable stock options deemed beneficially owned and 4,883 restricted shares subject to a risk of forfeiture.
(20) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(21) Includes 747 shares of Common Stock held in the Profit Sharing Plan, 1,250 shares underlying currently exercisable stock options deemed beneficially owned and 1,046 restricted shares subject to a risk of forfeiture.
(22) Includes 906 restricted shares subject to a risk of forfeiture.
(23) Includes 962 shares of Common Stock held in the Profit Sharing Plan, 2,500 shares underlying currently exercisable stock options deemed beneficially owned and 3,912 restricted shares subject to a risk of forfeiture.
(24) Includes 1,421 shares of Common Stock held in the Profit Sharing Plan and 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(25) Includes 25,000 shares held by Mr. Crumbaker's spouse, which Mr. Crumbaker may be deemed to beneficially own.
(26) Includes 3,750 shares underlying currently exercisable stock options deemed beneficially owned and 2,406 restricted shares subject to a risk of forfeiture.
(27) Includes 100 shares held by Mr. Miller's spouse, which Mr. Miller may be deemed to beneficially own, and 200 shares held by Mr. Miller's children, which Mr. Miller may be deemed to beneficially own.
(28) Includes 3,750 shares underlying currently exercisable stock options deemed beneficially owned.
(29) Includes 2,500 shares underlying currently exercisable stock options deemed beneficially owned.
(30) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(31) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(32) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned and 5,010 restricted shares subject to a risk of forfeiture.
(33) Includes 618 shares of Common Stock held in the Profit Sharing Plan and 3,750 shares underlying currently exercisable stock options deemed beneficially owned.
(34) Includes 441 shares of Common Stock held in the Profit Sharing Plan and 3,102 restricted shares subject to a risk of forfeiture.
(35) Includes 2,500 shares underlying currently exercisable stock options deemed beneficially owned.
(36) Includes 1,250 shares underlying currently exercisable stock options deemed beneficially owned.
(37) Includes 214 shares of Common Stock held in the Profit Sharing Plan.
(38) This information is derived from a Schedule 13G dated January 30, 1998 filed with the Securities and Exchange Commission (the "Commission") by Dresdner RCM Global Investors LLC, RCM Limited L.P. and RCM General Corporation (collectively, "RCM"). Each of such parties possesses sole dispositive power with respect to all 372,800 shares and sole voting power with respect to 267,700 shares. Dresdner Bank AG also filed a Schedule 13G dated January 30, 1998 with the Commission with respect to such shares and may be deemed, together with RCM, to beneficially own such shares; however, Dresdner Bank AG does not possess any voting or dispositive power over such shares. RCM's address is Four Embarcadero Center, San Francisco, California 94111.

                              CERTAIN TRANSACTIONS

     Prior to its Initial Public Offering, it was the Company's practice to sell shares of Common Stock to newly hired or promoted partners. In connection with such sales, the Company had arranged for a bank credit facility that provided installment loans to partners, with the proceeds of such loans being used to pay the consideration for shares purchased directly from the Company. Each loan under such facility was secured by a pledge of the shares purchased and was guaranteed by the Company. Roderick C. Gow and Joe D. Goodwin had outstanding loans guaranteed by the Company under such facility in fiscal 1998. The original principal amounts of such loans, and the maximum amounts outstanding and guaranteed by the Company under such loans during fiscal 1998, were $146,000 and $125,000, respectively, for Mr. Gow, and $148,000 and $70,000, respectively, for Mr. Goodwin. The Company obtained a release of its guarantee under such facility after completion of its Initial Public Offering.

     Pursuant to the Agreement and Plan of Merger entered into in connection with the WHI acquisition, David L. Witte received as of February 27, 1998, in exchange for his interest in WHI, 13,428 shares of Common Stock, $588,288.46 in cash and a promissory note in the amount of $534,575.75. Such promissory note bears interest at 5% per annum and provides for three installment payments of $178,191.92 each, due February 27, 1999, 2000 and 2001.

     In August 1997, the Company made a non-interest bearing loan of $105,000 to John S. Rothschild, the proceeds of which were used to pay certain initiation fees for a country club joined by Mr. Rothschild in connection with his employment responsibilities. So long as Mr. Rothschild does not voluntarily terminate his employment with the Company, 20% of the principal amount of the loan will be forgiven on July 1 of each year, commencing July 1, 1998. The Company also has agreed to pay Mr. Rothschild the amount of any tax on income that may be imputed to him as a result of such forgiveness.

     Since the beginning of fiscal 1998, Dresdner Bank AG has engaged the Company to perform several executive searches and, as consideration therefor, has paid the Company aggregate fee revenue of approximately $323,000. Dresdner Bank AG is the parent of Dresdner RCM Global Investors LLC, which beneficially owns 6.57% of the Common Stock. Accordingly, Dresdner Bank AG may be deemed to beneficially own such Common Stock. See "Principal and Selling Stockholders." The Company has performed its services for Dresdner Bank AG pursuant to its standard arrangements, under terms no less favorable to the Company than those obtainable from unaffiliated parties.

     See "Description of Capital Stock -- Indemnification and Limitation of Liability for Directors and Officers" for information regarding indemnification agreements which LAI has entered into with certain of its directors and officers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     LAI has authority under its Articles of Incorporation to issue up to 35,000,000 shares of Common Stock and up to 3,000,000 shares of Preferred Stock (the "Preferred Stock").

COMMON STOCK

     Subject to any preferential rights of any Preferred Stock created by the Board of Directors, each outstanding share of Common Stock is entitled to such dividends, if any, as may be declared from time to time by the Board. See "Dividend Policy." Each outstanding share is entitled to one vote on all matters submitted to a vote of stockholders. Holders of Common Stock do not have any preemptive right to subscribe to any securities of LAI of any kind or class. In the event of liquidation, dissolution or winding up of LAI, holders of Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock.

PREFERRED STOCK

     Preferred Stock is available for issuance from time to time in one or more series at the discretion of the Board of Directors without stockholder approval. The Board of Directors has the authority to prescribe, for each series of Preferred Stock it establishes, the number of shares, the voting rights (if any) to which such shares are entitled, and the designations, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions of such shares. Depending upon the rights of such Preferred Stock, the issuance of Preferred Stock could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of LAI, making removal of the present management of LAI more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

FLORIDA BUSINESS CORPORATION ACT

     The Company is subject to several anti-takeover provisions that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. LAI has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" means an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one third of such voting power, (ii) one third or more but less than a majority of such voting power and (iii) more than a majority of such voting power.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested stockholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder,
(ii) the interested stockholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the interested stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those shares acquired by the interested stockholder directly from the corporation in a transaction approved by a majority of the disinterested directors. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS AFFECTING CHANGES IN CONTROL

     Certain provisions of the Company's Articles of Incorporation and Bylaws may delay or make more difficult unsolicited acquisitions or changes of control of LAI. Such provisions may enable LAI to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of LAI and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of LAI, although such proposals, if made, might be considered desirable by a majority of LAI's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of LAI. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors, (ii) a classified Board of Directors, (iii) prohibition against stockholders acting by written consent in lieu of a meeting,
(iv) limitations on calling meetings of stockholders, (v) requirements for advance notice for raising business or making nominations at stockholders' meetings and (vi) the ability of the Board of Directors to increase the size of the Board of Directors and to appoint directors to newly created directorships. These provisions are present in the Articles of Incorporation or Bylaws of LAI.

INDEMNIFICATION AND LIMITATION OF LIABILITY FOR DIRECTORS AND OFFICERS

     The LAI Bylaws provide that LAI shall have the power, but generally not the obligation, to indemnify directors and officers to the fullest extent permitted by the laws of the State of Florida. LAI has entered into indemnification agreements with all of its executive officers and directors creating certain indemnification obligations on LAI's part in favor of the directors and executive officers. These indemnification agreements clarify and expand the circumstances under which a director or executive officer will be indemnified.

     The indemnification rights conferred by the Bylaws and indemnification agreements are not exclusive of any other right, under the Florida Act or otherwise, to which a person seeking indemnification may otherwise be entitled. LAI also provides liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

     The effect of such indemnification arrangements may be to exempt or limit the liability of such executive officers and directors to LAI or its stockholders for monetary damages for breach of fiduciary duty to LAI, except to the extent such exemption or limitation is not permitted under the Florida Act as the same exists or may hereafter be amended.

TRANSFER AGENT

     The transfer agent and registrar of the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of shares of Common Stock already outstanding, or issuable on exercise of stock options under the Employee Stock Plans and the Directors' Stock Plan, are or will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 or Rule 701 under the Securities Act.

     Upon completion of the Offering, LAI will have 7,761,956 shares of Common Stock outstanding (8,211,956 if the Underwriters' over-allotment option is exercised in full) and will have granted stock options to purchase another 1,192,115 shares of Common Stock. Of these shares, the 2,300,000 shares of Common Stock sold in the Initial Public Offering and the 3,000,000 shares sold in the Offering (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of LAI, without restriction under the Securities Act. The remaining 2,461,956 shares of Common Stock are "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Certain existing stockholders of LAI, however, have agreed not to sell, contract to sell or otherwise dispose of an aggregate of 426,000 shares of Common Stock until at least July 2, 1999; an additional 25,707 shares until at least January 2, 2000; an additional 189,677 shares until at least February 27, 2000; and an additional 1,688,540 shares until at least June 10, 2000 (two years after the date of this Prospectus), without the prior written consent of Robert W. Baird & Co. Incorporated.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate of LAI) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about LAI. A person (or persons whose shares are aggregated) who is not or has not been deemed an affiliate of LAI for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, executive officers and principal stockholders.

     Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair LAI's ability to raise additional capital in the future through the sale of equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:

                                                                NUMBER OF
UNDERWRITERS                                                  COMMON SHARES
------------                                                  -------------
Robert W. Baird & Co. Incorporated..........................      755,000
The Robinson-Humphrey Company, LLC..........................      755,000
J.C. Bradford & Co. ........................................      755,000
BT Alex. Brown Incorporated.................................       97,000
Lehman Brothers Inc. .......................................       97,000
NationsBanc Montgomery Securities LLC.......................       97,000
Prudential Securities Incorporated..........................       97,000
Smith Barney Inc. ..........................................       97,000
Dain Rauscher Incorporated..................................       50,000
McDonald & Company Securities, Inc. ........................       50,000
Morgan Keegan & Company, Inc. ..............................       50,000
The Ohio Company............................................       50,000
Raymond James & Associates, Inc. ...........................       50,000
                                                                ---------
          Total.............................................    3,000,000
                                                                =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 3,000,000 shares of Common Stock offered hereby if any such shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and the Selling Stockholders have been advised by the Underwriters that the several Underwriters propose to offer such Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.60 per share. The Underwriters may allow and such dealers may re-allow a concession not in excess of $0.10 per share to other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the public offering price less underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the Common Stock that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of shares proportionate to such Underwriter's initial commitment.

     The Selling Stockholders and LAI's executive officers and directors have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Robert W. Baird & Co. Incorporated. In addition, certain existing stockholders of LAI have agreed not to sell, contract to sell or otherwise dispose of an aggregate of 426,000 shares of Common Stock until at least July 2, 1999; an additional 25,707 shares until at least

January 2, 2000; an additional 189,677 shares until at least February 27, 2000; and an additional 1,688,540 shares until at least June 10, 2000 (two years after the date of this Prospectus), without the prior written consent of Robert W. Baird & Co. Incorporated. See "Shares Eligible for Future Sale." The Company has agreed, for a period of 90 days after the date of this Prospectus, not to sell, contract to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Robert W. Baird & Co. Incorporated, other than shares of Common Stock issued in the Offering, under the ESPP or upon exercise of stock options granted pursuant to the Employee Stock Plans or the Directors' Stock Plan. See "Management -- Incentive and Benefit Plans."

     The Underwriting Agreement provides that LAI and the Selling Stockholders will indemnify the Underwriters and the Underwriters will indemnify LAI and the Selling Stockholders against certain liabilities under the Securities Act or contribute to payments that may be required to be made in respect thereof.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels.

     The Underwriters are not required to engage in these activities, and may end any of these activities at any time. The Underwriters and dealers may also engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the higher independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at anytime.

     From time to time in the ordinary course of its business, Robert W. Baird & Co. Incorporated has provided and may continue to provide financial advisory services to the Company in connection with certain acquisitions and proposed acquisitions and other matters.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for LAI by Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, Tampa, Florida. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Neal, Gerber & Eisenberg, Chicago, Illinois.

                                    EXPERTS

     The Consolidated Financial Statements and Notes thereto included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files periodic reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 5th Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at: http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, referred to herein as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus with respect to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

                         INDEX TO FINANCIAL STATEMENTS

LAMALIE ASSOCIATES, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
WARD HOWELL INTERNATIONAL, INC. FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-18
  Balance Sheets............................................  F-19
  Statements of Operations..................................  F-20
  Statements of Shareholders' Equity........................  F-21
  Statements of Cash Flows..................................  F-22
  Notes to Financial Statements.............................  F-23
CHARTWELL PARTNERS INTERNATIONAL, INC. FINANCIAL STATEMENTS
Report of Independent Certified Public Accountants..........  F-27
  Statement of Operations...................................  F-28
  Statement of Cash Flows...................................  F-29
  Notes to Financial Statements.............................  F-30
UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Introduction to Unaudited Pro Forma Combined Statement of
     Operations.............................................  F-32
  Unaudited Pro Forma Combined Statement of Operations......  F-33
  Notes to Unaudited Pro Forma Combined Statement of
     Operations.............................................  F-34

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Lamalie Associates, Inc.:

     We have audited the accompanying consolidated balance sheets of Lamalie Associates, Inc. (a Florida corporation) and subsidiaries as of February 28, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lamalie Associates, Inc. and subsidiaries as of February 28, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
April 8, 1998

                            LAMALIE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              FEBRUARY 28,   FEBRUARY 28,
                                                                  1997           1998
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
                                         ASSETS:
Current assets:
  Cash and cash equivalents.................................    $ 1,662        $23,780
  Accounts receivable, less allowance of $850 and $2,120,
     respectively...........................................     14,238         22,219
  Prepaid expenses..........................................      1,033          1,420
  Refundable income taxes...................................         58          1,822
                                                                -------        -------
          Total current assets..............................     16,991         49,241
                                                                -------        -------
Property and equipment, net.................................      4,184          5,612
Deferred tax assets.........................................      1,958          4,185
Goodwill, net...............................................         --         24,790
Cash value of life insurance................................      2,255          4,363
Other assets................................................        173            725
                                                                -------        -------
          Total assets......................................    $25,561        $88,916
                                                                =======        =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 2,089        $ 7,191
  Payable to former WHI stockholders........................         --          8,592
  Accrued compensation......................................     13,255         20,573
  Current maturities of long-term debt......................        387          3,070
  Current deferred tax liabilities..........................        643             --
                                                                -------        -------
          Total current liabilities.........................     16,374         39,426
                                                                -------        -------
Accrued rent................................................      1,038          1,013
Deferred compensation.......................................      3,872          6,951
Long-term debt, less current maturities.....................      1,650          6,055
                                                                -------        -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $0.01 par value; 3,000,000 shares
     authorized; no shares issued and outstanding...........         --             --
  Common stock; $0.01 par value; 35,000,000 shares
     authorized; 3,075,000 and 5,576,446 shares issued and
     outstanding, respectively..............................         31             56
  Additional paid-in capital................................      4,087         32,873
  Subscriptions receivable..................................       (153)            --
  Retained earnings (accumulated deficit)...................     (1,338)         2,542
                                                                -------        -------
          Total stockholders' equity........................      2,627         35,471
                                                                -------        -------
          Total liabilities and stockholders' equity........    $25,561        $88,916
                                                                =======        =======

 The accompanying notes are an integral part of these consolidated statements.

                            LAMALIE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEAR ENDED
                                                       ------------------------------------------
                                                       FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
                                                           1996           1997           1998
                                                       ------------   ------------   ------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee revenue, net.....................................    $35,088        $46,437        $61,803
Operating expenses:
  Compensation and benefits..........................     30,693         39,928         46,513
  General and administrative.........................      4,467          6,685          8,680
                                                         -------        -------        -------
          Total operating expenses...................     35,160         46,613         55,193
                                                         -------        -------        -------
Operating income (loss)..............................        (72)          (176)         6,610
                                                         -------        -------        -------
Interest income......................................        117            125            887
Interest expense.....................................       (157)          (501)          (690)
                                                         -------        -------        -------
          Net interest income (expense)..............        (40)          (376)           197
                                                         -------        -------        -------
Income (loss) before provision for income taxes......       (112)          (552)         6,807
Provision for income taxes...........................         90             15          2,927
                                                         -------        -------        -------
Net income (loss)....................................    $  (202)       $  (567)       $ 3,880
                                                         =======        =======        =======
Basic net income (loss) per common share.............    $ (0.07)       $ (0.18)       $  0.85
                                                         =======        =======        =======
Weighted average common shares.......................      2,921          3,199          4,573
                                                         =======        =======        =======
Diluted net income (loss) per common and common
  equivalent share...................................    $ (0.07)       $ (0.18)       $  0.82
                                                         =======        =======        =======
Weighted average common and common equivalent
  shares.............................................      2,921          3,199          4,751
                                                         =======        =======        =======

 The accompanying notes are an integral part of these consolidated statements.

                            LAMALIE ASSOCIATES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                    RETAINED
                                    COMMON STOCK     ADDITIONAL                    EARNINGS/         TOTAL
                                   ---------------    PAID-IN     SUBSCRIPTIONS   (ACCUMULATED   STOCKHOLDERS'
                                   SHARES   AMOUNT    CAPITAL      RECEIVABLE       DEFICIT)        EQUITY
                                   ------   ------   ----------   -------------   ------------   -------------
                                                                 (IN THOUSANDS)
BALANCE AS OF FEBRUARY 28,
  1995...........................  2,278     $23      $ 2,943        $  (72)        $  (569)        $ 2,325
Redemption of common stock.......   (100)     (1)        (136)           --              --            (137)
Issuance of common stock.........    612       6          845          (851)             --              --
Reduction of subscriptions
  receivable from stockholders...     --      --           --           524              --             524
Net loss.........................     --      --           --            --            (202)           (202)
                                   -----     ---      -------        ------         -------         -------
BALANCE AS OF FEBRUARY 29,
  1996...........................  2,790      28        3,652          (399)           (771)          2,510
Redemption of common stock.......   (345)     (3)        (509)           --              --            (512)
Issuance of common stock.........    630       6          944          (950)             --              --
Reduction of subscriptions
  receivable from stockholders...     --      --           --         1,196              --           1,196
Net loss.........................     --      --           --            --            (567)           (567)
                                   -----     ---      -------        ------         -------         -------
BALANCE AS OF FEBRUARY 28,
  1997...........................  3,075      31        4,087          (153)         (1,338)          2,627
Redemption of common stock.......    (50)     (1)         (76)           --              --             (77)
Initial public offering of common
  stock..........................  2,300      23       24,628            --              --          24,651
Other issuance of common stock...    251       3        4,183            --              --           4,186
Reduction of subscriptions
  receivable from stockholders...     --      --           --           153              --             153
Amortization of discounted
  options........................     --      --           51            --              --              51
Net income.......................     --      --           --            --           3,880           3,880
                                   -----     ---      -------        ------         -------         -------
BALANCE AS OF FEBRUARY 28,
  1998...........................  5,576     $56      $32,873        $   --         $ 2,542         $35,471
                                   =====     ===      =======        ======         =======         =======

 The accompanying notes are an integral part of these consolidated statements.

                            LAMALIE ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED
                                                              ------------------------------------------
                                                              FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
                                                                  1996           1997           1998
                                                              ------------   ------------   ------------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................    $  (202)       $  (567)       $ 3,880
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................        449            768            885
  Amortization of goodwill..................................         --             --             17
  Amortization of discounted options........................         --             --             51
  Deferred income taxes.....................................       (738)          (276)          (897)
  Changes in assets and liabilities
    Accounts receivable, net................................     (3,796)        (4,679)        (1,367)
    Prepaid expenses........................................       (218)          (331)          (319)
    Refundable income taxes.................................        465         (1,146)        (1,707)
    Other assets............................................        (35)           (36)          (532)
    Accounts payable and accrued liabilities................      1,843           (155)           361
    Accrued compensation....................................      2,362          3,376           (493)
    Accrued rent............................................        122            531            (25)
    Deferred compensation...................................      1,314          1,862          3,079
                                                                -------        -------        -------
         Net cash provided by (used in) operating
           activities.......................................      1,566           (653)         2,933
                                                                -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in life insurance................................       (779)        (1,048)        (2,109)
Purchases of property and equipment.........................     (2,483)        (1,825)        (2,187)
Acquisition of WHI..........................................         --             --          1,318
Acquisition of CPI..........................................         --             --         (1,387)
                                                                -------        -------        -------
         Net cash used in investing activities..............     (3,262)        (2,873)        (4,365)
                                                                -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings..................................................         --          3,995             --
Repayments of debt..........................................         --         (2,262)        (1,783)
Redemption of certificate of deposit........................        109             --             --
Proceeds from issuance of common stock......................        524          1,197         25,410
Payments to redeem common stock.............................       (217)          (271)           (77)
                                                                -------        -------        -------
    Net cash provided by financing activities...............        416          2,659         23,550
                                                                -------        -------        -------
    Net (decrease) increase in cash and cash
    equivalents.............................................     (1,280)          (867)        22,118
Cash and Cash Equivalents, at beginning of period...........      3,809          2,529          1,662
                                                                -------        -------        -------
Cash and Cash Equivalents, at end of period.................    $ 2,529        $ 1,662        $23,780
                                                                =======        =======        =======
Supplemental disclosures of cash flow information --
Cash paid for interest......................................    $     8        $   204        $   145
Cash paid for income taxes..................................        362          1,437          4,691
Supplemental disclosures of non-cash activities --
Debt issued in connection with acquisitions.................         --             --          8,802
Equity issued in connection with acquisitions...............         --             --          3,580
Payable in connection with acquisitions.....................         --             --          8,592

 The accompanying notes are an integral part of these consolidated statements.

                            LAMALIE ASSOCIATES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 28, 1998

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Lamalie Associates, Inc. and its wholly-owned subsidiaries ("LAI" or the "Company") provide consulting services aimed specifically at solving its clients' leadership needs by identifying, evaluating and recommending qualified candidates for senior level positions. LAI provides executive search services exclusively on a retained basis from 16 regional offices located throughout the United States.

INITIAL PUBLIC OFFERING & REINCORPORATION

     The Company completed its initial public offering (the "IPO") of 2,300,000 shares of common stock on July 1, 1997. The proceeds of $24.7 million, net of underwriters' discounts and other offering costs, were used to repay outstanding indebtedness under the Company's credit facilities, to finance business acquisitions and to provide additional working capital. On June 3, 1997, in connection with the IPO, the Company reincorporated from Delaware to Florida.

STOCK SPLIT

     On June 3, 1997, in connection with the IPO, the Company effected a 1,000 for one stock split of each outstanding share of common stock. All share related data in these consolidated financial statements have been adjusted retroactively to give effect to this event as if it had occurred at the beginning of the earliest period presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly-liquid investment instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Office furniture and equipment are stated at cost less accumulated depreciation. Effective March 1, 1996, the Company adopted the straight-line method of depreciation for all newly acquired assets. All assets acquired prior to March 1, 1996, are depreciated using an accelerated method. The effect of the change in depreciation methods on newly acquired assets is not material to the Company's financial statements. Depreciation is provided over the assets' estimated useful lives of 7 years for office furniture and equipment and 5 years for software. Leasehold improvements are stated at cost less accumulated amortization using the straight-line method over the related remaining lease terms which range from 2 to 9 years. Repair and maintenance costs which do not extend the useful lives of the assets are expensed as incurred.

                            LAMALIE ASSOCIATES, INC.

GOODWILL

     Goodwill relates to acquisitions made during the year ended February 28, 1998 (see Note 2), and is being amortized on a straight-line basis over thirty years. Accumulated amortization as of February 28, 1998, was approximately $17,000.

REVENUE RECOGNITION

     The Company derives substantially all of its revenues from fees for professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90-day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Provision for income taxes consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

NET INCOME (LOSS) PER COMMON SHARE

     Basic net income (loss) per common share was determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common and common equivalent share was determined by dividing the net income (loss) by the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options using the treasury stock method and from the convertible debt assuming conversion upon issuance. (See Note 4)

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares of common stock issued by the Company during the 12 months preceding the IPO have been included in the calculation of weighted average shares of common stock outstanding as if the shares were outstanding for all periods presented.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentration of credit risk consist primarily of accounts receivable. Credit risk arising from receivables is minimal due to the large number of clients comprising the Company's customer base. The customers are concentrated primarily in the Company's U.S. market areas. Credit losses in the past have not been material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments as of February 28, 1997 and 1998, approximate fair value.

                            LAMALIE ASSOCIATES, INC.

NEWLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Management believes the effect of adopting SFAS 130 would not have a material impact on the accompanying consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management has not yet determined the effect of adopting SFAS 131.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pension and Other Post Retirement Benefits" ("SFAS 132"). SFAS 132 revises employers' disclosures about pension and other post retirement benefit plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997; earlier application is encouraged. Management has implemented SFAS 132 for the year ended February 28, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Management believes the effect of adopting SOP 98-1 would not have a material impact on the accompanying consolidated financial statements.

RECLASSIFICATIONS

     Certain prior year balances have been reclassified in order to conform to the current year financial statement presentation.

(2) ACQUISITIONS

     On February 27, 1998, the Company completed the acquisition by merger of Ward Howell International, Inc. ("WHI"). WHI and its subsidiary were merged into a wholly-owned subsidiary of the Company and WHI was the surviving corporation in the merger. The purchase price was approximately $19.5 million including $7.6 million in notes payable and approximately 190,000 shares or $3.1 million of common stock. The remaining $8.8 million of the purchase consideration was payable to the former WHI stockholders as of February 28, 1998, and is accrued for in the accompanying consolidated balance sheets. Also, additional acquisition costs of approximately $3.1 million have been accrued for in the accompanying consolidated balance sheets. The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair market value of the assets acquired.

     On January 2, 1998, the Company acquired Chartwell Partners International, Inc. ("CPI"). The acquisition cost was approximately $3.1 million and consisted of approximately $1.4 million cash, a $1.25 million convertible subordinated note payable, and approximately 26,000 shares or $424,000 of common stock.

                            LAMALIE ASSOCIATES, INC.

The acquisition was accounted for as a purchase with goodwill being recognized for the excess of the purchase amount over the fair market value of the assets acquired.

     Had the acquisitions of WHI and CPI been completed on March 1, 1996 and 1997, respectively, the combined pro forma unaudited results of operations would have been as follows for the year ended February 28:

                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                 SHARE DATA)
                                                                 (UNAUDITED)
Fee revenue, net............................................  $74,193    $91,730
Net income..................................................    2,943      4,485
Basic net income per common share...........................     0.86       0.94
Diluted net income per common and common equivalent share...     0.86       0.90

     The unaudited pro forma combined results of operations for the years ended February 28, 1997 and 1998 were prepared using the financial statements of WHI and CPI for the years ended December 31, 1996 and 1997, respectively.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of February 28:

                                                               1997     1998
                                                              ------   ------
                                                              (IN THOUSANDS)
Office furniture and equipment..............................  $2,884   $3,934
Leasehold improvements......................................   2,305    2,614
Software....................................................     721    1,672
                                                              ------   ------
                                                               5,910    8,220
Less: accumulated depreciation and amortization.............  (1,726)  (2,608)
                                                              ------   ------
                                                              $4,184   $5,612
                                                              ======   ======

                            LAMALIE ASSOCIATES, INC.

(4) LONG-TERM DEBT

     Long-term debt consists of the following as of February 28:

                                                               1997     1998
                                                              ------   ------
                                                              (IN THOUSANDS)
Notes payable to former WHI stockholders dated February 27,
  1998, payable in three equal annual installments plus
  accrued interest bearing interest at 5.0%.................  $   --   $7,552
Convertible subordinated promissory note to a former CPI
  stockholder, dated January 2, 1998, payable in three equal annual installments plus accrued interest, bearing
  interest at 6.75%, and convertible into shares of common
  stock at each anniversary date at prices specified in the
  asset purchase agreement..................................      --    1,250
Term loan dated March 1996, payable in monthly principal
  installments of $23,810 plus accrued interest secured by
  accounts receivable, repaid in full during fiscal 1998....   1,733       --
Notes payable due to former LAI stockholders, non-interest
  bearing (interest imputed at 6.5%), payable in three equal
  annual installments maturing through April 2000...........     304      254
Notes payable to former WHI stockholders bearing interest
  from 5.8% to 9.5% maturing through February 2003..........      --       69
                                                              ------   ------
                                                               2,037    9,125
Less: current maturities of long-term debt..................    (387)  (3,070)
                                                              ------   ------
                                                              $1,650   $6,055
                                                              ======   ======

     Maturities of long-term debt are as follows (in thousands):

YEAR ENDING                                                   AMOUNT
-----------                                                   ------
February 28, 1999...........................................  $3,070
February 29, 2000...........................................   3,070
February 28, 2001...........................................   2,971
February 28, 2002...........................................       7
February 28, 2003...........................................       7
                                                              ------
                                                              $9,125
                                                              ======

     The Company maintains a line of credit which provides for maximum borrowings of $6.5 million bearing interest at the bank's prime rate (8.5% at February 28, 1998). Interest is payable monthly and the principal balance is due upon demand. The line of credit is collateralized by accounts receivable with borrowings limited to 75% of qualifying receivables. Additionally, the Company is required to comply with certain working capital and liquidity covenants. The Company was in compliance with the terms and covenants of its debt agreements as of February 28, 1997 and 1998. No amounts were outstanding under the line of credit as of February 28, 1997 or 1998. During fiscal 1998, the Company obtained a commitment letter for credit facilities providing for maximum borrowings of $15.0 million. Subsequent to year end, this commitment was increased to $25.0 million.

                            LAMALIE ASSOCIATES, INC.

(5) INCOME TAXES

     Significant components of the provision for income taxes are summarized as follows:

                                               FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
                                                   1996           1997           1998
                                               ------------   ------------   ------------
                                                             (IN THOUSANDS)
Current:
  Federal....................................     $ 662          $ 235          $2,931
  State......................................       166             56             893
                                                  -----          -----          ------
                                                    828            291           3,824
                                                  -----          -----          ------
Deferred:
  Federal....................................      (591)          (220)           (683)
  State......................................      (147)           (56)           (214)
                                                  -----          -----          ------
                                                   (738)          (276)           (897)
                                                  -----          -----          ------
                                                  $  90          $  15          $2,927
                                                  =====          =====          ======

     The provision for income taxes differs from the amount computed by applying the U.S. federal corporate tax rate to income before provision for income taxes as follows:

                                               FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,
                                                   1996           1997           1998
                                               ------------   ------------   ------------
Statutory U.S. federal income tax rate.......       35.0%         35.0%          34.0%
  Meals, entertainment and dues..............     (101.0)        (31.2)           2.1
  Keyperson life insurance premiums..........       (6.6)         (3.8)            .5
  State taxes, net of federal benefit........       (7.3)         (2.8)           6.4
                                                  ------         -----          -----
     Effective income tax rate...............      (79.9)%        (2.8)%         43.0%
                                                  ======         =====          =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax reporting purposes. As of February 28, 1998, the Company has changed its method of reporting for income

                            LAMALIE ASSOCIATES, INC.

taxes from the cash basis to the accrual basis. Significant components of the Company's deferred tax assets and liabilities as of February 28, 1997 and 1998, are as follows:

                                                               1997      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Accounts payable and accrued liabilities..................  $   766   $   124
  Accrued compensation......................................    4,539        --
  Accrued rent..............................................      415       408
  Allowance for uncollectible accounts......................       --       595
  Deferred compensation.....................................    1,549     2,798
  Net operating loss carryforward...........................       --     2,207
  Other.....................................................       70        35
                                                              -------   -------
          Total deferred tax assets.........................    7,339     6,167
                                                              -------   -------
Deferred tax liabilities:
  Accrued compensation......................................       --      (117)
  Accounts receivable, net..................................   (5,757)       --
  Liability for change in tax method........................       --    (1,241)
  Prepaid expenses..........................................     (261)       --
  Property and equipment, net...............................       (6)     (623)
  Other.....................................................       --        (1)
                                                              -------   -------
          Total deferred tax liabilities....................   (6,024)   (1,982)
                                                              -------   -------
          Net deferred tax asset............................  $ 1,315   $ 4,185
                                                              =======   =======

     The Company has net operating loss carryforwards of approximately $5.5 million, expiring in 2018. Approximately $4.2 million of this amount relates to the acquisition of WHI (see Note 2). The remaining $1.3 million relates to the change from calendar to fiscal year end for tax reporting purposes.

(6) EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

     The Company maintains a defined contribution retirement plan covering substantially all employees. As of February 28, 1997 and 1998, the Company has accrued for contributions totaling approximately $2,183,000 and $1,585,000, respectively, which are included in accrued compensation in the accompanying consolidated balance sheets.

DEFERRED COMPENSATION PLAN

     The Company has deferred compensation agreements with 59 of its employees. Under the terms of the agreements, employees elect to defer a portion of their compensation to be received, together with accrued interest, upon termination of the agreements, as defined. The present value of the obligation is recorded as deferred compensation in the accompanying consolidated balance sheets. Interest is earned on deferred amounts at a rate determined annually by the Company (8.5% at February 28, 1998).

     The Company is the beneficiary of whole life insurance policies with an aggregate cash surrender value of approximately $2,255,000 and $4,363,000, and an aggregate face amount of $14,725,000 and $13,450,000, as of February 28, 1997 and 1998, respectively. Proceeds from the policies are intended to fund the deferred compensation agreements.

                            LAMALIE ASSOCIATES, INC.

EMPLOYEE STOCK PURCHASE PLAN

     The Company maintains an employee stock purchase plan (the "ESPP") covering all eligible employees meeting length of service requirements as specified in the ESPP. An aggregate of 200,000 shares of common stock is reserved for issuance under the ESPP. Eligible employees are given the right to purchase shares of common stock two times a year at a price equal to 85% of the then current market price of the common stock.

STOCK OPTION PLANS

     The Company has two employee stock option plans, the 1997 Omnibus Stock and Incentive Plan (the "1997 Plan") and the 1998 Omnibus Stock and Incentive Plan (the "1998 Plan"). Under the 1997 Plan and the 1998 Plan, incentive stock options, nonqualified stock options, stock appreciation rights, performance units, performance shares, restricted stock, restricted stock units and stock not subject to restrictions may be granted to employees of the Company at prices determined at the time of grant. Generally, incentive stock options, nonqualified stock options, restricted stock and restricted stock units will vest each year beginning on the first anniversary of the date of grant at 20-25% per year and will expire after 10 years. An aggregate of 950,000 and 1,000,000 shares of common stock are reserved for issuance under the 1997 Plan and the 1998 Plan, respectively. Certain options under the 1997 Plan which have been granted to executive officers of the Company vest immediately upon the Company's stock price exceeding specified closing prices for a specified length of time as determined by the Board of Directors. If the specified criteria are not met, the options become 100% exercisable six years from the date of grant.

     The Company also maintains a non-employee directors' stock plan (the "Directors' Stock Plan"). An aggregate of 80,000 shares of common stock are reserved for issuance under the Directors' Stock Plan. Among other provisions, outside directors will annually receive options to purchase 5,000 shares of common stock at an exercise price equal to the market price of the common stock on the date of grant. The options will vest fully on the first anniversary of the date of grant and expire after five years.

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 ("APB 25"), under which approximately $51,000 of compensation expense has been recognized for options with an exercise price less than the market price on the date of grant. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was effective for fiscal years beginning after December 15, 1995. SFAS 123 allows companies to continue following the accounting guidance of APB 25, but requires pro forma disclosure of net income and earnings per share for the effects on compensation expense had the accounting guidance of SFAS 123 been adopted.

     The Company adopted SFAS 123 for disclosure purposes during the year ended February 28, 1998. For SFAS 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions; risk-free interest rates ranging from 5.56 to 6.43 percent, depending on the date of grant, expected life of 7 years, dividend rate of zero percent, and expected volatility of 45 percent. Using these assumptions, the fair value of the stock options granted in the year ended February 28, 1998, is approximately $10,934,000, which would be amortized as compensation expense over the vesting period of the options. Had compensation cost been determined consistent with SFAS 123, utilizing the assumptions detailed above, the Company's net income and net

                            LAMALIE ASSOCIATES, INC.

income per share, as reported would have been the following pro forma amounts (in thousands except per share data):

                                                               1998
                                                              ------
Net income
  As reported...............................................  $3,880
  Pro forma.................................................   3,399
Basic net income per common share
  As reported...............................................  $ 0.85
  Pro forma.................................................    0.74
Diluted net income per common and common equivalent share
  As reported...............................................  $ 0.82
  Pro forma.................................................    0.72

     A summary of the status of the Company's stock option plans as of February 28, 1998, and for the year then ended is presented in the table and narrative below:

                                                                        1998
                                                             --------------------------
                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                             ---------   --------------
Outstanding -- beginning of year...........................         --       $   --
Granted....................................................  1,211,615        15.97
                                                             ---------       ------
Outstanding -- end of year.................................  1,211,615       $15.97
                                                             =========       ======

                                                       OPTIONS OUTSTANDING
                                      -----------------------------------------------------
                                           NUMBER            WEIGHTED-         WEIGHTED-
                                         OUTSTANDING          AVERAGE           AVERAGE
                                            AS OF            REMAINING          EXERCISE
RANGE OF EXERCISE PRICES              FEBRUARY 28, 1998   CONTRACTUAL LIFE       PRICE
------------------------              -----------------   ----------------   --------------
$7.50...............................        67,500            9.3 years          $ 7.50
12.00 -- 17.88......................       538,500            9.4 years           13.12
19.13 -- 19.56......................       605,615           10.0 years           19.45

     As of February 28, 1998, options to purchase an aggregate of 1,211,615 shares were outstanding with a weighted average fair value of $9.02. No options were exercisable as of February 28, 1998. No options were granted during the years ended February 29, 1996 or February 28, 1997.

                            LAMALIE ASSOCIATES, INC.

(7) NET INCOME (LOSS) PER SHARE

     The Company adopted SFAS 128, "Earnings per Share" during the year ended February 28, 1998. Accordingly, basic and diluted earnings per share ("EPS") are shown on the face of the accompanying consolidated statements of operations. The following is a reconciliation of the numerator and denominator of basic EPS to diluted EPS.

                                                          FOR THE YEARS ENDED
                              ---------------------------------------------------------------------------
                                       FEBRUARY 29, 1996                      FEBRUARY 28, 1997
                              ------------------------------------   ------------------------------------
                                INCOME                       PER-      INCOME                       PER-
                                (LOSS)         SHARES       SHARE      (LOSS)         SHARES       SHARE
                              (NUMERATOR)   (DENOMINATOR)   AMOUNT   (NUMERATOR)   (DENOMINATOR)   AMOUNT
                              -----------   -------------   ------   -----------   -------------   ------
                                                            (IN THOUSANDS)
BASIC EPS
Income available to common
 stockholders...............     $(202)         2,921       $(0.07)     $(567)         3,199       $(0.18)
Effect of dilutive
 securities Options.........        --             --                      --             --
Convertible promissory
 note.......................        --             --                      --             --
                                 -----          -----                   -----          -----
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions................     $(202)         2,921       $(0.07)     $(567)         3,199       $(0.18)
                                 =====          =====       ======      =====          =====       ======

                                      FOR THE YEARS ENDED
                              ------------------------------------
                                       FEBRUARY 28, 1998
                              ------------------------------------
                                INCOME                       PER-
                                (LOSS)         SHARES       SHARE
                              (NUMERATOR)   (DENOMINATOR)   AMOUNT
                              -----------   -------------   ------
                                         (IN THOUSANDS)
BASIC EPS
Income available to common
 stockholders...............    $3,880          4,573       $0.85
Effect of dilutive
 securities Options.........        --            121
Convertible promissory
 note.......................        14             57
                                ------          -----
DILUTED EPS
Income available to common
 stockholders + assumed
 conversions................    $3,894          4,751       $0.82
                                ======          =====       =====

     Options to purchase 605,615 shares of common stock at prices ranging from $19.13 to $19.56 per share were outstanding as of February 28, 1998, but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of common shares.

(8) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain office equipment and real property under noncancellable operating leases.

     Future minimum lease payments under these leases are as follows:

                       YEAR ENDING                              AMOUNT
                       -----------                          --------------
                                                            (IN THOUSANDS)
February 28, 1999.........................................     $ 4,606
February 29, 2000.........................................       4,078
February 28, 2001.........................................       3,394
February 28, 2002.........................................       2,802
February 28, 2003.........................................       2,511
Thereafter................................................       5,788
                                                               -------
                                                               $23,179
                                                               =======

     Rent expense totaled approximately $1,769,000, $2,947,000 and $3,396,000 during the years ended February 29, 1996, February 28, 1997, and February 28, 1998, respectively. Certain real property leases provide for periods of free rent or escalating lease payments throughout the lease term. In accordance with generally accepted accounting principles, rent expense is recognized ratably over the term of the agreement.

                            LAMALIE ASSOCIATES, INC.

LETTERS OF CREDIT

     As of February 28, 1998, the Company has standby letters of credit totaling approximately $417,000. The letters of credit, which are required by certain lessors as security deposits, expire between October and December 1998.

LITIGATION

     The Company is involved in various legal actions arising in the normal course of business. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ward Howell International, Inc.:

     We have audited the accompanying balance sheets of Ward Howell International, Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ward Howell International, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

February 20, 1998

                        WARD HOWELL INTERNATIONAL, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 1,997,652   $ 1,437,234
  Accounts receivable including client disbursements, net of allowance for doubtful accounts of approximately
     $1,287,000 in 1997 and $726,000 in 1996................    7,183,214     7,226,873
  Employee advances.........................................      712,236       346,149
  Due from joint venture (note 2)...........................        1,122            --
  Deferred income taxes (note 6)............................      544,744       285,647
  Prepaid expenses and other current assets.................       45,021       107,174
                                                              -----------   -----------
          Total current assets..............................   10,483,989     9,403,077
                                                              -----------   -----------
Fixed assets, at cost:
  Furniture, fixtures and equipment.........................    1,713,057     1,598,374
  Computers and related costs...............................    2,055,770     1,821,307
  Leasehold improvements....................................      476,456       262,769
  Assets acquired under capital leases......................      103,746       103,746
                                                              -----------   -----------
                                                                4,349,029     3,786,196
  Less accumulated depreciation and amortization............   (3,460,549)   (3,179,067)
                                                              -----------   -----------
          Net fixed assets..................................      888,480       607,129
Investment in joint ventures (note 1).......................       96,301        67,028
Other.......................................................      292,536       344,698
                                                              -----------   -----------
          Total assets......................................  $11,761,306   $10,421,932
                                                              ===========   ===========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable to related parties (note
     2).....................................................  $    29,448   $    33,021
  Current portion of installment notes payable (note 2).....       39,000        50,069
  Due to joint venture (note 2).............................           --        25,022
  Accounts payable and accrued liabilities..................      699,125       549,373
  Accrued profit-sharing contribution and bonuses (note
     4).....................................................    4,102,834     3,578,531
  Accrued commissions.......................................    4,962,329     4,176,107
  Income taxes payable......................................      150,560        40,846
                                                              -----------   -----------
          Total current liabilities.........................    9,983,296     8,452,969
Notes payable to related parties, net of current portion
  (note 2)..................................................       53,923        42,967
Installment notes payable, net of current portion (note
  2)........................................................       32,931        78,565
Deferred rent (note 3)......................................      263,224       305,418
Noncurrent deferred income taxes (note 6)...................       64,252        52,104
                                                              -----------   -----------
          Total liabilities.................................   10,397,626     8,932,023
Shareholders' equity:
  Common stock, $1 par value; 5,000 shares authorized; 2,146 shares and 2,136 shares issued and outstanding in 1997
     and 1996, respectively (note 7)........................        2,146         2,136
  Additional paid-in capital................................    1,180,598     1,170,248
  Retained earnings.........................................      252,867       487,599
                                                              -----------   -----------
                                                                1,435,611     1,659,983
  Less:
     Shareholders' notes receivable (note 5)................      (71,931)     (170,074)
                                                              -----------   -----------
          Total shareholders' equity........................    1,363,680     1,489,909
Commitments and contingencies (notes 3 and 8)...............
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $11,761,306   $10,421,932
                                                              ===========   ===========

                See accompanying notes to financial statements.

                        WARD HOWELL INTERNATIONAL, INC.

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                         1997           1996           1995
                                                     ------------   ------------   ------------
Fee revenues.......................................  $26,498,292    $25,137,840    $17,063,083
                                                     -----------    -----------    -----------
Operating expenses:
  Compensation and benefits........................   23,216,196     22,370,604     15,318,795
  General and administrative expenses (notes 3 and
     4)............................................    3,701,819      2,078,613      2,271,293
                                                     -----------    -----------    -----------
          Total operating expenses.................   26,918,015     24,449,217     17,590,088
                                                     -----------    -----------    -----------
          Earnings (loss) from operations..........     (419,723)       688,623       (527,005)
Equity in net income of joint ventures.............       43,673         14,335          8,193
Other income (expense):
  Interest income (note 5).........................       52,695         33,936         31,021
  Interest expense (note 2)........................      (11,780)       (16,512)        (5,868)
                                                     -----------    -----------    -----------
                                                          40,915         17,424         25,153
                                                     -----------    -----------    -----------
          Earnings (loss) before income taxes......     (335,135)       720,382       (493,659)
Income tax (expense) benefit (note 6)..............      100,403       (382,445)      (111,980)
                                                     -----------    -----------    -----------
          Net earnings (loss)......................  $  (234,732)   $   337,937    $  (381,679)
                                                     ===========    ===========    ===========

                See accompanying notes to financial statements.

                        WARD HOWELL INTERNATIONAL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                             ADDITIONAL                          SHAREHOLDERS'       TOTAL
                                    COMMON    PAID-IN     RETAINED    TREASURY       NOTES       SHAREHOLDERS'
                                    STOCK     CAPITAL     EARNINGS     STOCK      RECEIVABLE        EQUITY
                                    ------   ----------   ---------   --------   -------------   -------------
Balance at December 31, 1994......  $1,664   $  681,728   $ 531,341         --     $(250,795)     $  963,938
Repurchase of 320 shares of
  treasury stock..................      --           --          --   (331,520)      219,483        (112,037)
Issuance of 320 shares of treasury
  stock...........................      --           --          --    331,520      (200,000)        131,520
Payment from shareholders.........      --           --          --         --        42,408          42,408
Net loss..........................      --           --    (381,679)        --            --        (381,679)
                                    ------   ----------   ---------   --------     ---------      ----------
Balance at December 31, 1995......   1,664      681,728     149,662         --      (188,904)        644,150
Payment from shareholders.........      --           --          --         --        60,270          60,270
Issuance of 472 shares of common
  stock...........................     472      488,520          --         --       (41,440)        447,552
Net earnings......................      --           --     337,937         --            --         337,937
                                    ------   ----------   ---------   --------     ---------      ----------
Balance at December 31, 1996......   2,136    1,170,248     487,599         --      (170,074)      1,489,909
Issuance of 10 shares of common
  stock...........................      10       10,350          --         --            --          10,360
Repurchase of common stock........      --           --          --   (142,968)           --        (142,968)
Issuance of treasury stock........      --           --          --    142,968            --         142,968
Payment from shareholders.........      --           --          --         --        98,143          98,143
Net loss..........................      --           --    (234,732)        --            --        (234,732)
                                    ------   ----------   ---------   --------     ---------      ----------
Balance at December 31, 1997......  $2,146   $1,180,598   $ 252,867         --     $ (71,931)     $1,363,680
                                    ======   ==========   =========   ========     =========      ==========

                See accompanying notes to financial statements.

                        WARD HOWELL INTERNATIONAL, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               1997         1996         1995
                                                            ----------   ----------   -----------
Cash flows from operating activities:
  Net earnings (loss).....................................  $ (234,732)  $  337,937   $  (381,679)
                                                            ----------   ----------   -----------
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Equity in net income of joint venture................     (43,673)     (14,335)       (8,193)
     Depreciation and amortization........................     281,482      213,787       233,514
     Provision for doubtful accounts......................   1,173,878      965,625       361,564
     Deferred rent........................................     (42,194)     (78,971)       30,210
     Deferred income taxes................................    (246,949)     292,791      (203,430)
     Changes in operating assets and liabilities:
       Accounts receivable................................  (1,130,219)  (3,555,707)   (1,145,366)
       Employee advances..................................    (251,092)     163,143       (49,121)
       Due from joint venture.............................      (1,122)      29,600       (29,600)
       Prepaid expenses and other current assets..........      62,153      (61,339)       80,189
       Prepaid income taxes...............................          --       37,820       (67,252)
       Other..............................................      52,162      (42,967)      (25,445)
       Accounts payable and accrued liabilities...........     149,752    1,295,333        57,643
       Accrued commissions................................     786,222      579,323       769,694
       Accrued profit sharing contribution and bonuses....     524,303    1,170,350       159,535
       Income taxes payable...............................     109,714       40,846            --
       Due to joint ventures..............................     (25,022)     (84,777)     (161,881)
       Other long-term liabilities........................          --       (3,227)      (67,162)
                                                            ----------   ----------   -----------
          Total adjustments...............................   1,399,395      947,295       (65,101)
                                                            ----------   ----------   -----------
          Net cash provided by (used in) operating
            activities....................................   1,164,663    1,285,232      (446,780)
                                                            ----------   ----------   -----------
Cash flows from investing activities:
  Distributions from ventures.............................      14,400           --            --
  Purchases of fixed assets...............................    (562,833)    (179,102)     (175,082)
                                                            ----------   ----------   -----------
          Net cash used in investing activities...........    (548,433)    (179,102)     (175,082)
                                                            ----------   ----------   -----------
Cash flows from financing activities:
  Sales of treasury stock.................................  $   27,973   $       --   $   131,520
  Purchases of stock for treasury.........................    (102,564)          --      (112,037)
  Payments on notes payable, net..........................     (89,724)    (145,606)      (51,215)
  Shareholders' payment on notes receivable...............      98,143       60,270        42,408
  Payments on capital lease obligations...................          --      (10,107)      (10,737)
  Sale of common stock....................................      10,360      277,060            --
                                                            ----------   ----------   -----------
          Net cash provided by (used in) financing
            activities....................................     (55,812)     181,617           (61)
                                                            ----------   ----------   -----------
          Net increase (decrease) in cash and cash
            equivalents...................................     560,418    1,287,747      (621,923)
Cash and cash equivalents, beginning of year..............   1,437,234      149,487       771,410
                                                            ----------   ----------   -----------
Cash and cash equivalents, end of year....................  $1,997,652   $1,437,234   $   149,487
                                                            ==========   ==========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest.............................................  $    5,850   $   18,170   $     9,424
                                                            ==========   ==========   ===========
     Taxes................................................  $   84,532   $   71,062   $   177,600
                                                            ==========   ==========   ===========
Noncash financing activities:
  Shareholder notes receivable, net.......................          --       41,440        19,483
  Note payable for repurchase of common stock.............      40,404           --            --
  Receivable from sale of common stock....................  $  114,995   $  170,492   $        --
                                                            ==========   ==========   ===========

                See accompanying notes to financial statements.

                        WARD HOWELL INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

(1) ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Ward Howell International, Inc. (the "Company") was incorporated in 1951 in the State of Connecticut. The Company is part of the Ward Howell International Group, which unites 20 autonomous firms worldwide into one organization for the purpose of sharing resources, information and conducting international executive searches. These searches relate to all management disciplines in business, industry, government, education, health care and foundations. The Company has offices in New York, Barrington, Chicago, Dallas, Encino, Houston, Stamford, Atlanta, Phoenix and Wisconsin.

     The Company accounts for its investments in joint ventures using the equity method of accounting. At December 31, 1996 and 1995, the Company had a 30% interest in Ward Howell Russia, Inc., which in turn held a 29% interest in Ward Howell International, Holdings, Inc. In 1997 Ward Howell Russia, Inc. was dissolved and the Company's interest in Ward Howell Russia, Inc. became a direct 8.7% interest in Ward Howell International Holdings, Inc. as of December 31, 1997.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company generates substantially all of its revenues from fees for professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90- day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

  Depreciation and Amortization

     Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which generally approximate five years.

     Leasehold improvements are amortized over the terms of the related leases or the estimated useful lives of the improvements, whichever is less.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Cash Equivalents

     The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

                        WARD HOWELL INTERNATIONAL, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED

  Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 financial statement presentation.

(2) RELATED PARTY TRANSACTIONS

     Notes payable to related parties represent amounts due to former shareholders for repurchases of common stock. The notes are payable in annual installments with maturities through 2003, and bear interest at rates ranging from 5.8% to 9.50% at December 31, 1997. Interest expense on notes payable aggregated approximately $7,000 in 1997, $8,000 in 1996, and $6,000 in 1995 including approximately $5,000 that was accrued at both December 31, 1997 and 1996. In addition, the Company has outstanding installment notes payable that have been guaranteed by certain shareholders. These notes are payable in monthly installments through 1999 and bear interest at the prime rate plus one and one-half percent. At December 31, 1997, the prime rate was 8.50%.

     Aggregate future maturities of notes payable as of December 31, 1997 are approximately as follows:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
       1998.................................................  $ 68,000
       1999.................................................    55,000
       2000.................................................    12,000
       2001.................................................     7,000
       2002.................................................     7,000
       2003.................................................     6,000
                                                              --------
                                                              $155,000
                                                              ========

     Included in due to joint ventures are commissions owed to the joint ventures and fees collected on behalf of the joint ventures.

(3) RENT EXPENSE AND COMMITMENTS

     The Company leases its office facilities under agreements that provide for scheduled rent increases and rent abatements. Rent expense is recognized on a straight-line basis, rather than in accordance with lease payment schedules, for purposes of recognizing a consistent annual rent expense. Scheduled base rent increases and the effects of rent abatements are spread evenly over the terms of the respective leases in order to effect a straight-line rent expense amount over the term of the related leases.

                        WARD HOWELL INTERNATIONAL, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED

     Noncancelable leases for office space expire on various dates through 2003. The following is a schedule as of December 31, 1997 of approximate future minimum lease payments:

YEAR                                                            AMOUNT
----                                                          ----------
1998........................................................  $  930,000
1999........................................................     890,000
2000........................................................     762,000
2001........................................................     602,000
2002........................................................     602,000
2003........................................................     139,000
                                                              ----------
                                                              $3,925,000
                                                              ==========

     The leases provide for additional payments for real estate taxes and other costs.

     In 1997, 1996 and 1995, rent expense aggregated approximately $1,059,000, $1,028,000 and $1,057,000, respectively.

(4) PROFIT SHARING 401(K) PLAN

     The Company has a profit-sharing 401(k) plan that covers substantially all employees. Contributions to the plan by the Company are limited to 15% of participants' aggregate annual compensation with limitations on contributions for each participant of 25% of compensation not to exceed $30,000. Excess amounts (amounts in excess of $30,000) may be paid in the form of bonuses. Profit-sharing expense pertaining to the 401(k) plan for 1997, 1996 and 1995, net of forfeitures, was approximately $953,500, $1,156,600 and $1,057,000, respectively.

(5) SHAREHOLDERS' NOTES RECEIVABLE

     Shareholders' notes receivable represent amounts due for the purchase by shareholders of common stock. The notes are due in annual installments with maturities through 1999, and bear interest at 10% per annum.

(6) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 is composed of the following components:

                                                         1997        1996       1995
                                                       ---------   --------   ---------
Current:
  Federal............................................  $  86,196   $133,154   $      --
  State..............................................     60,349     61,460      66,900
Deferred.............................................   (246,948)   187,831    (178,880)
                                                       ---------   --------   ---------
                                                       $(100,403)  $382,445   $(111,980)
                                                       =========   ========   =========

                        WARD HOWELL INTERNATIONAL, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED

     Deferred income taxes included in the respective balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. A schedule of the temporary differences and the related tax effect follows:

                                                                1997       1996
                                                              --------   --------
Allowance for doubtful accounts.............................  $544,744   $297,660
Depreciation and amortization...............................   (64,252)   (52,104)
Accrued lease termination costs.............................        --      1,323
Tax credit/other carryforward...............................        --    (13,336)
                                                              --------   --------
                                                              $480,492   $233,543
                                                              ========   ========

     The Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 consist of the following:

                                                     1997                    1996
                                             ---------------------   ---------------------
                                             CURRENT    NONCURRENT   CURRENT    NONCURRENT
                                             --------   ----------   --------   ----------
Assets.....................................  $544,744    $     --    $298,983    $     --
Liabilities................................        --     (64,252)    (13,336)    (52,104)
                                             --------    --------    --------    --------
Net deferred tax assets (liabilities)......  $544,744    $(64,252)   $285,647    $(52,104)
                                             ========    ========    ========    ========

     In 1997, 1996 and 1995, the difference between the effective tax rate and the Federal statutory rate is due primarily to Federal graduated rates, state and local taxes and certain meals and entertainment expenses that are not deductible for tax purposes.

(7) COMMON STOCK

     Common stock is issued at a price of $1,036 per share or book value per share, as defined, whichever is greater. The book value per share at December 31, 1997 and 1996 was $669 and $777, respectively. For purposes of calculating book value per share, shareholders' notes receivable are not deducted from shareholders' equity. Upon a shareholder's termination of employment or the occurrence of certain other events, the Company has the first right and option to purchase the common stock held by the shareholder at a price of $1,036 per share or book value per share, as defined, whichever is greater.

(8) SHORT-TERM BORROWINGS

     The Company has available a line of credit with a bank in the amount of $800,000. Borrowings under this line of credit were secured by the Company's accounts receivable and carried interest at the rate of prime plus 1%. There were no such borrowings at December 31, 1997 and 1996.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder of
Chartwell Partners International, Inc.:

     We have audited the accompanying statement of operations of Chartwell Partners International, Inc. (a California corporation) for the year ended December 31, 1997, and the related statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Chartwell Partners International, Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
April 8, 1998

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Fee Revenue, net............................................  $3,428,995
Operating Expenses:
  Compensation and benefits.................................   2,926,011
  General and administrative................................     544,554
                                                              ----------
          Total operating expenses..........................   3,470,565
                                                              ----------
Operating Loss..............................................     (41,570)
Interest Income, net........................................      25,700
                                                              ----------
Loss Before Provision for Income Taxes......................     (15,870)
Provision for Income Taxes..................................       4,000
                                                              ----------
Net Loss....................................................  $  (19,870)
                                                              ==========
Basic and Diluted Loss Per Share............................  $    (1.99)
                                                              ==========
Weighted Average Shares Outstanding.........................      10,000
                                                              ==========

         The accompanying notes are an integral part of this statement.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(19,870)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    59,142
     Changes in assets and liabilities:
       Accounts receivable..................................     1,022
       Accounts payable and accrued liabilities.............    77,043
       Accrued compensation.................................   191,639
                                                              --------
          Net cash provided by operating activities.........   308,976
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (56,817)
                                                              --------
          Net cash used in investing activities.............   (56,817)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term debt..............................   (51,667)
  Dividends paid............................................   (10,000)
                                                              --------
          Net cash used in financing activities.............   (61,667)
                                                              --------
Net Increase in Cash and Cash Equivalents...................   190,492
Cash and Cash Equivalents, beginning of year................    14,664
                                                              --------
Cash and Cash Equivalents, end of year......................  $205,156
                                                              ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for:
     Interest...............................................  $  4,457
     Income taxes...........................................  $  4,000

         The accompanying notes are an integral part of this statement.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

     Chartwell Partners International, Inc. (the Company) is an executive search firm specializing in the recruitment of executives on behalf of its clients. The Company contracts with its clients, primarily on a retainer basis, to provide consulting advice on the identification, evaluation, attraction, and recommendation of qualified candidates for specific positions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Office furniture and equipment is depreciated using the straight-line method of depreciation over its estimated useful lives of five years. Computer equipment is depreciated using the straight-line method of depreciation over its estimated useful lives of two and one-half years. Repair and maintenance costs which do not extend the useful lives of the related assets are expensed as incurred.

REVENUE RECOGNITION

     The Company derives substantially all of its revenues from professional services, which are recognized as fee revenue as clients are billed, generally over a 60- to 90-day period commencing with the initial acceptance of a search. Fee revenue is presented net of adjustments to original billings.

INCOME TAXES

     The Company reports its earnings under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, net income is reported through the stockholder's individual income tax return, and the resulting federal tax liability is the responsibility of the individual stockholder.

     The provision for income taxes relates to state income taxes owed by the Company for the year ended December 31, 1997.

NET LOSS PER SHARE

     Net loss per share is determined by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. There were no common equivalent shares outstanding during the year ended December 31, 1997.

                     CHARTWELL PARTNERS INTERNATIONAL, INC.

CONCENTRATION OF CREDIT RISK

     For the year ended December 31, 1997, the Company derived approximately 10 percent of its revenues from a single customer.

NEWLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 establishes new standards for computing and presenting earnings per share (EPS). Specifically, SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997; earlier application is not permitted. Management has implemented SFAS 128 for the year ended December 31, 1997. Because the Company does not have a complex capital structure, the implementation of SFAS No. 128 had no impact on the financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 is effective for fiscal years beginning after December 15, 1997; earlier application is encouraged. Management has implemented SFAS 132 for the year ended December 31, 1997.

2. EMPLOYEE BENEFIT PLANS:

DEFINED CONTRIBUTION 401(K) PROFIT SHARING PLAN

     The Company maintains a defined contribution 401(k) profit sharing plan. For the year ended December 31, 1997, the Company did not make a contribution to this plan.

MONEY PURCHASE PENSION PLAN

     The Company maintains a money purchase pension plan. For the year ended December 31, 1997, the Company made a contribution totaling approximately $68,000, which is reflected in compensation and benefits expense in the accompanying statement of operations.

3. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

     The Company leases certain office space under a non-cancelable operating lease. Aggregate future minimum lease payments under this lease are approximately $99,000 and relate to the year ending December 31, 1998.

     Rent expense totaled approximately $92,000 for the year ended December 31, 1997.

4. SUBSEQUENT EVENT:

     On January 2, 1998, the Company entered into an asset sale agreement with Lamalie Associates, Inc. (LAI) to sell certain assets of the Company. The sales price was approximately $3,100,000 and was paid with approximately $1,400,000 of cash, a $1,250,000 convertible subordinated note and LAI's common stock.

                            LAMALIE ASSOCIATES, INC.

                           INTRODUCTION TO UNAUDITED
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined statement of operations for the year ended February 28, 1998, has been prepared to reflect the results of operations of Lamalie Associates, Inc. ("LAI" or "the Company") as if the acquisitions of Ward Howell International, Inc. ("WHI") in February 1998 and Chartwell Partners International, Inc. ("CPI") in January 1998 were completed on March 1, 1997.

WHI ACQUISITION

     The acquisition of WHI was treated under the purchase method of accounting for financial reporting purposes. The Company acquired WHI for approximately $19.5 million. The purchase consideration consisted of (i) approximately $8.8 million cash, (ii) $7.6 million in notes payable over three years, accruing interest on the unpaid balance at the rate of 5.0 percent per annum, and (iii) approximately 190,000 shares or $3.1 million of common stock. Approximately $8.8 million of the purchase consideration was derived from the proceeds of the Company's IPO which had been invested in short-term investment securities since July 1997. Also, additional acquisition costs of approximately $3.1 million have been accrued for in the consolidated balance sheets.

CPI ACQUISITION

     The acquisition of CPI was treated under the purchase method of accounting for financial reporting purposes. The Company acquired CPI for approximately $3.1 million. The purchase consideration consisted of (1) approximately $1.4 million cash, (2) a convertible subordinated promissory note of the Company in the principal amount of $1.25 million, payable over three years, accruing interest on the unpaid balance at the rate of 6.75% per annum and convertible into shares of the Company's common stock at each anniversary date at the prices specified in the asset purchase agreement, and (3) approximately 26,000 shares of the Company's common stock. Approximately $1.4 million of the purchase consideration was derived from the proceeds of the Company's IPO which had been invested in short-term investment securities since July 1997.

     The Company believes that the assumptions used in preparing the unaudited pro forma combined statement of operations contained herein provide a reasonable basis on which to present the unaudited pro forma combined financial data. The unaudited pro forma combined statement of operations is provided for informational purposes only and should not be construed to be indicative of the results of operations or financial position of the Company had the transactions occurred on the date indicated and are not intended to project the Company's results of operations for any future period or as of any future date. The unaudited pro forma combined statement of operations should be read in conjunction with the separate historical financial statements of the Company, WHI and CPI and in conjunction with the related assumptions and notes to this unaudited pro forma combined statement of operations. The historical financial statements of WHI and CPI for the year ended December 31, 1997, were used in preparing the unaudited pro forma combined statement of operations for the year ended February 28, 1998.

     The unaudited pro forma combined statement of operations does not reflect the effect of expected decreases in expenses as a result of cost savings which may be achieved through facilities, technology and administrative integration. Likewise, this statement does not reflect expected increases in levels of expenses as a result of planned upgrades to WHI's and CPI's management information systems. Such items are not reflected because they are not factually determinable or estimable.

                            LAMALIE ASSOCIATES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 28, 1998

                                                       BUSINESSES
                                                        ACQUIRED
                                                    ----------------   ACQUISITION     PRO FORMA
                                            LAI      CPI       WHI     ADJUSTMENTS     COMBINED
                                          -------   ------   -------   -----------     ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fee revenue, net........................  $61,803   $3,429   $26,498     $    --        $91,730
Operating expenses:
  Compensation and benefits.............   46,513    2,926    23,216      (3,602)(a)     69,053
  General and administrative expenses...    8,663      545     3,702          --         12,910
  Goodwill amortization.................       17       --        --         809 (b)        826
                                          -------   ------   -------     -------        -------
          Total operating expenses......   55,193    3,471    26,918      (2,793)        82,789
                                          -------   ------   -------     -------        -------
Operating income (loss).................    6,610      (42)     (420)      2,793          8,941
Interest income (expense), net..........      197       26        85        (957)(c)       (649)
                                          -------   ------   -------     -------        -------
Income (loss) before provision for
  income taxes..........................    6,807      (16)     (335)      1,836         8,292
Provision for income taxes..............    2,927        4      (100)        976 (d)     3,807
                                          -------   ------   -------     -------        -------
          Net income (loss).............  $ 3,880   $  (20)  $  (235)    $   860        $ 4,485
                                          =======   ======   =======     =======        =======
Basic earnings per share................  $  0.85                                       $  0.94
                                          =======                                       =======
Weighted average common shares
  outstanding...........................    4,573                                         4,783
                                          =======                                       =======
Diluted earnings per share..............  $  0.82                                       $  0.90
                                          =======                                       =======
Weighted average common and common
  equivalent shares outstanding.........    4,751                                         4,961
                                          =======                                       =======

       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                            LAMALIE ASSOCIATES, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(a) To reflect the elimination of that portion of consultant compensation that exceeds the amount which would have been paid had the WHI and CPI consultants been paid under the Company's compensation plan for consultants.

(b) To reflect the increase in amortization expense related to the goodwill recorded under the purchase method of accounting. The Company amortizes goodwill over 30 years.

(c) To reflect the elimination of interest income foregone in connection with the cash used in the acquisitions and the increase in interest expense for the notes payable issued in connection with the acquisitions bearing interest at rates ranging from 5.00% to 6.75%.

(d) To reflect the increase in income tax expense based on the pro forma adjustments to income before provision for income taxes based on the Company's effective tax rate after consideration of certain portions of goodwill which are not deductible for income tax purposes.

     Center of page lists "LAI Ward Howell is a Knowledge-Based Firm" followed by the company's mission statement "committed to providing comprehensive consulting services aimed specifically at fulfilling our clients' leadership needs. Our firm has been built on the collective experiences of our consultants and their ability to understand the dynamic changes taking place in industry today. We save major corporations and emerging companies on a global basis". The background is the hemisphere of a globe on a light blue background, which carries over from the inside front cover.

             ======================================================

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   12
Price Range of Common Stock...........   12
Dividend Policy.......................   12
Capitalization........................   13
Selected Financial Data...............   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Business..............................   21
Management............................   32
Principal and Selling Stockholders....   40
Certain Transactions..................   42
Description of Capital Stock..........   43
Shares Eligible for Future Sale.......   45
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   47
Additional Information................   48
Index to Financial Statements.........  F-1

             ======================================================
             ======================================================
                                3,000,000 SHARES

                          (LAI WARD HOWELL (TM) LOGO)
                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                             THE ROBINSON-HUMPHREY
                                    COMPANY

                              J.C. BRADFORD & CO.
                                  June 9, 1998

             ======================================================